Exhibit 10.33

Execution Copy

AGREEMENT OF SALE

BETWEEN

CERTAIN LIFEHOUSE SELLERS

collectively, as Seller,

and

LifeHouse holdings, LLC

as Seller Representative,

AND

American Realty Capital Healthcare Trust Operating Partnership, L.P.,

as Purchaser

June 16, 2014

-i-

24.	Facsimile/Electronic Signatures	47

25.	Severability	47

26.	Assumed Liabilities	48

27.	Calculation of Time Periods	48

28.	Seller Representative	48

29.	Exculpation	48

30.	Joint and Several Liability	49

31.	Illinois Bulk Sales Clearances	49

32.	Purchaser Records Rights	49

33.	Exhibits and Schedules	50

EXHIBITS AND SCHEDULES

Exhibit A	Description of Land
Exhibit B	Aggregate Purchase Price Allocation
Exhibit B-1	Purchase Price Allocation
Exhibit B-2	Deposit Allocation
Exhibit C-1	Form of Deed for Michigan Property
Exhibit C-2	Form of Deed for Illinois Property
Exhibit D	FIRPTA Affidavit
Exhibit E	Form of Assignment of Contracts
Exhibit F	Form of Owner’s Affidavit
Exhibit G	Certain Purchase Designees
Exhibit H	Form of Assignment of Residency Agreements
Exhibit I	Form of Bill of Sale and General Assignment
Exhibit J	Form of Bridging Documents
Exhibit K	Form of Post-Closing Escrow Agreement for Seller Escrow
Exhibit L	Form of Temporary License Agreement
Exhibit M	[Reserved]
Exhibit N	Form of Membership Interest Purchase Agreement
Exhibit O	Form of Guaranty of New Operator’s Obligations
Schedule 3(a)	Domain Names Included in Intangibles
Schedule 3(b)(iv)	Excluded Personal Property
Schedule 3(b)(vi)	Excluded Computer Software
Schedule 7(a)	General Disclosures
Schedule 7(a)(vi)	Liens on Personal Property
Schedule 7(a)(x)	Litigation
Schedule 7(a)(xi)	Material Contracts
Schedule 7(a)(xii)	Rent Roll
Schedule 7(a)(xix)	Environmental Reports
Schedule 7(a)(xxvii)	List of Seller’s property and liability insurance and claims thereunder

-ii-

AGREEMENT OF SALE

This AGREEMENT OF SALE (“Agreement”) is made as of June 16, 2014 (the “Effective Date”), by and among LEISURE LIVING PROPERTIES - HOLT, LLC, a Delaware limited liability company, LEISURE LIVING PROPERTIES - DEWITT, LLC, a Delaware limited liability company, LIFEHOUSE CRYSTAL MANOR PROPERTY, LLC, a Michigan limited liability company, LIFEHOUSE WALDON WOODS PROPERTY, LLC, a Michigan limited liability company, LIFEHOUSE - GOLDEN ACRES PROPERTIES, LLC, a Michigan limited liability company, LIFEHOUSE – GOLDEN ACRES PROPERTIES II, LLC, a Michigan limited liability company, LIFEHOUSE GRAND BLANC PROPERTIES, LLC, a Michigan limited liability company, LIFEHOUSE CLARE PROPERTIES, LLC, a Michigan limited liability company, LIFEHOUSE MT. PLEASANT PROPERTIES, LLC, a Michigan limited liability company, LIFEHOUSE MT. PLEASANT PROPERTIES II, LLC, a Michigan limited liability company, LIFEHOUSE - OAKRIDGE MANOR DIXON PROPERTIES, LLC, an Illinois limited liability company, LIFEHOUSE - OAKRIDGE MANOR ROCKFORD PROPERTIES, LLC, an Illinois limited liability company, LIFEHOUSE PRESTIGE COMMONS PROPERTIES, LLC, a Michigan limited liability company, LEISURE LIVING PROPERTIES – BUCHANAN, LLC, a Michigan limited liability company, LIFEHOUSE BUCHANAN PROPERTY-II, LLC, a Michigan limited liability company, LEISURE LIVING PROPERTIES – GRAND RAPIDS, LLC, a Michigan limited liability company, and LEISURE LIVING PROPERTIES – HOLLAND, LLC, a Michigan limited liability company (collectively, “Sellers” and individually, a “Seller”, as the context requires), LIFEHOUSE HOLDINGS, LLC, a Delaware limited liability company (the “Seller Representative”) and American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”).”

WITNESSETH:

WHEREAS, each Seller wishes to sell the applicable Real Property owned by such Seller to Purchaser and Purchaser wishes to purchase the Real Properties from Sellers in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, in connection with the purchase and sale of the Real Properties, Seller wishes to cause the Operators who operate the Business at each of the Facilities to transfer to Purchaser, and Purchaser wishes to acquire from the Operators, certain personal property assets in connection with the operation of the Business at the Facilities.

NOW, THEREFORE, in consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

“Accrued Employee Benefits” has the meaning set forth in Section 7(a)(xvi).

“Accrued Employee Benefits Payout Amount” has the meaning set forth in Section 7(a)(xvi).

“Agreement” has the meaning set forth in the introductory paragraph.

“Affiliate” with respect to any person or entity: (A) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (B) all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.

“Aggregate Purchase Price” has the meaning set forth in Section 2(a).

“Applicable Properties” has the meaning set forth in Section 6(b)(8).

“Appurtenances” has the meaning set forth in Section 3(a).

“Assumed Liabilities” means (i) all liabilities and obligations of a Seller and/or Operator arising under any agreement or contract included in the Properties, including, without limitation any Residency Agreements, and (ii) all liabilities and obligations of any of the Operators with respect to the operation of the Business and the Facilities arising on or after the Closing Date.

“Bridging Documents” has the meaning set forth in Section 6(c).

“Broker” has the meaning set forth in Section 16.

“Business” means the operation of the respective Facilities as senior housing facilities by the Operators, including one hundred eighty-one (181) independent living units, and six hundred thirty (630) assisted living and memory care units, and related personal property, fixtures, equipment, and machinery used to operate such Facilities upon the Properties.

“Business Day” means any day other than (i) Saturday, (ii) Sunday, or (iii) any other day when federally insured banks in New York, New York are required or authorized to be closed.

“Casualty” has the meaning set forth in Section 17(b).

“Casualty Event” has the meaning set forth in Section 17(b).

“Claims” shall mean, collectively, damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrance, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees whether or not legal proceedings are instituted and court and litigation costs).

“Closing” has the meaning set forth in Section 10.

“Closing Date” has the meaning set forth in Section 10.

“Closing Document(s)” shall mean the documents to be executed and delivered by Seller and Purchaser at Closing pursuant to Section 11.

“Closing Statement” has the meaning set forth in Section 11(a).

“Contracts” shall mean all service contracts, leases of furniture, fixtures and equipment and any other agreements relating to the ownership of the Properties and the operation of the Business at each Property.

“Deed” has the meaning set forth in Section 11(a)(i).

“Deposit” has the meaning set forth in Section 2(b)(i).

“Diligence Materials” has the meaning set forth in Section 21.

“Due Diligence Deadline” means 5:59 P.M. Eastern Time on the date that is 45 days after the Effective Date, unless such date is not a Business Day, in which event the Due Diligence Deadline shall be 5:59 P.M. Eastern Time on the next Business Day.

“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on the Due Diligence Deadline.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Employees” has the meaning set forth in Section 7(a)(xvi).

“Environmental Laws” means all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).

“Escrow Agent” shall mean Stewart Title Guaranty Company of Boston, Massachusetts.

“Escrow Amount” has the meaning set forth in Section 15.

“Excluded Liabilities” shall mean all of the debts, obligations and liabilities of the Sellers and the Operators, other than the Assumed Liabilities and any other debts, obligations and liabilities expressly assumed by Purchaser pursuant to this Agreement or expressly assumed by New Operator pursuant to the Membership Interest Purchase Agreement and the Bridging Documents. Notwithstanding anything herein to the contrary, Excluded Liabilities shall include, without limitation, any liability, obligation, claim, action, suit, or proceeding pending as of the Closing Date, or any subsequent claim, action, suit, or proceeding arising out of or relating to any such other event occurring prior to the Closing, with respect to the Seller’s ownership or and Operator’s operation of its businesses prior to the Closing Date, including, without limitation, any obligation of Sellers and/or Operators for compliance with applicable federal, state, county, and local tax laws or regulations, including the obligations under such laws for the payment of taxes and the filing of tax returns, under Part 6 of Title I of ERISA and Section 4980B of the IRC, as amended (commonly known as “COBRA”), the Seller Plans (as herein defined), the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With

Disabilities Act, the Family and Medical Leave Act, or state worker’s compensation and unemployment compensation laws, as now or hereafter amended.

“Excluded Personal Property” has the meaning set forth in Section 3(b).

“Existing Manager” shall mean LifeHouse Management Services, LLC, a Delaware limited liability company.

“Existing Survey” has the meaning set forth in Section 4(a).

“Facility(ies)” shall mean, individually and collectively, the facilities described on Exhibit B-1, which are located on the respective Real Properties.

“Financial Statements” shall mean the statements of income and expenses for calendar years 2012 and 2013 and year-to-date monthly statements of income and expenses for 2014, including any such subsequent statements issued prior to Closing.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Gap Notice” has the meaning set forth in Section 4(a).

“Gap Objections” has the meaning set forth in Section 4(a).

“GE Prepayment Fees” has the meaning set forth in Section 12(a)(vii).

“Governmental Approvals” has the meaning set forth in Section 6(b)(7).

“Government Programs” shall mean Medicaid, Medicare or any other governmental authority third party payor programs.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious, or toxic under any applicable federal, state or local law.

“Healthcare Laws” shall mean all applicable laws relating to the operation of seniors housing facilities (including, but not limited to, assisted living services agencies, memory care facilities, managed residential communities, residential health care facilities and independent living facilities), patient healthcare, patient healthcare information, patient abuse, quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, and fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws; (b) the Health Insurance Portability and Accountability Act of 1996, including the Privacy Standards (45 C.F.R. Parts 160 and 164, the Electronic Transaction Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162, and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical

Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009 (“HIPAA”); (c) Medicaid; (d) the Patient Protection and Affordable Care Act (P.L. 111-1468); (e) the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152); (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies procedures, requirements and regulations pursuant to which Operating Permits are issued; and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” shall mean all licenses, permits, certifications, supplier or provider numbers, supplier or provider agreements (including participation agreements), authorizations, registrations or similar documents (a) issued or required under Healthcare Laws applicable to the business of Seller or necessary in the possession, ownership, use, operation, management or delivery of goods or services under Healthcare Laws, and/or (b) issued or required under Healthcare Laws applicable to the ownership, leasing and/or operation of the Property.

“HUD” has the meaning set forth in Section 12(a)(vi).

“HUD Lender” has the meaning set forth in Section 12(a)(vi).

“HUD Loans” has the meaning set forth in Section 12(a)(vi).

“HUD Prepayment Fees” has the meaning set forth in Section 12(a)(vi).

“Improvements” has the meaning set forth in Section 3(a).

“Intangibles” means all of Seller’s and Operator’s right, title and interest in and to (i) the domain names set forth in Schedule 3(a) attached hereto, and (ii) the goodwill associated with the operation of the Business and the Facilities.

“Land” has the meaning set forth in Section 3(a).

“Lists” has the meaning set forth in Section 7(a)(xv).

“Material Contracts” has the meaning set forth in Section 7(a)(xi).

“Maximum Title Expense” has the meaning set forth in Section 4(c).

“Membership Interest Purchase Agreement” shall mean an agreement in the form attached hereto as Exhibit N.

“New Operator” means an Affiliate of Meridian Senior Living or another entity designated by Purchaser to enter into the Membership Interest Purchase Agreement and operate one or more of the Facilities after a Closing.

“Non-Permitted Title Objections” has the meaning set forth in Section 4(c).

“OFAC” has the meaning set forth in Section 7(a)(xv).

“Operating Lease” means, for each Property, the operating lease between the applicable Seller, as owner, and Operator, as tenant, relating to the Property.

“Operating Permits” has the meaning set forth in Section 7(a)(xxi).

“Operator(s)” means each tenant under an applicable Operating Lease for each respective Facility. The “Operator(s)” hereunder are the entities that are the “Acquired Companies” under the Membership Interest Purchase Agreement.

“Order” and “Orders” have the meaning set forth in Section 7(a)(xv).

“Permitted Exceptions” has the meaning set forth in Section 4(b).

“Personal Property” has the meaning set forth in Section 3(a).

“Post-Closing Escrow Agreement” shall mean the Post-Closing Escrow Agreement in the form of Exhibit K.

“Property(ies)” has the meaning set forth in Section 3(a).

“Property Purchase Price” has the meaning set forth in Section 2(a).

“Purchaser” has the meaning set forth in introductory paragraph.

“Purchaser Designee” means a special purpose entity that is an Affiliate of Purchaser which has been formed to acquire fee title to any Property. The parties agree that each of the Delaware limited liability companies listed on Exhibit G hereof shall constitute Purchaser Designees for purposes of this Agreement.

“Real Property(ies)” has the meaning set forth in Section 3(a).

“Rent Roll” has the meaning set forth in Section 7(a)(xii).

“Reserves” has the meaning set forth in Section 12(a)(vi).

“Residency Agreements” shall mean all leases, rental, use, occupancy and reservation agreements, commitments, documents and instruments in favor of individual residents relating to any Property and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees), including, without limitation, all amendments, modifications, supplements, renewals and extensions thereof, which relate to the occupancy of portions of the Property by individuals for independent living, assisted living and memory care purposes.

“Seller” has the meaning set forth in introductory paragraph.

“Seller Escrow” has the meaning set forth in Section 15.

“Seller Knowledge Parties” has the meaning set forth in Section 7.

“Seller Party(ies)” means, collectively, the Sellers and the Seller Representative.

“Seller Representative” has the meaning set forth in the preamble of this Agreement.

“Substantial Portion” has the meaning set forth in Section 17(a).

“Survey” has the meaning set forth in Section 4(a).

“Taking” has the meaning set forth in Section 17(a).

“Tests” has the meaning set forth in Section 4(d).

“Title Commitment” has the meaning set forth in Section 4(a).

“Title Company” has the meaning set forth in Section 4(a).

“Title Insurance Policy” has the meaning set forth in Section 6(b).

“Title Objection Date” has the meaning set forth in Section 4(a).

“Transaction” means the transaction contemplated by this Agreement.

1.           Purchase and Sale. The Sellers agree to sell and assign, or to cause Operators to sell and assign, as applicable, to Purchaser (or Purchaser Designee), and Purchaser (or Purchaser Designee) agrees to purchase and assume, as applicable, from the Sellers and Operators, as applicable, the Properties for the Aggregate Purchase Price (defined below), subject to the terms and conditions set forth in this Agreement.

2.           Purchase Price.

(a)          The aggregate purchase price (the “Aggregate Purchase Price”) for the Properties shall be Ninety Million Two Hundred Thousand Dollars ($90,200,000), subject to prorations and the adjustments expressly set forth in this Agreement. Prior to the expiration of the Due Diligence Period, Sellers and Purchaser shall agree on (x) a reasonable allocation of the Aggregate Purchase Price to each Property, which shall be attached to this Agreement as Exhibit B, and, (y) with respect to each Property, a reasonable allocation as between (i) the Land and the Improvements, and (ii) the Personal Property, which shall be attached to this Agreement as Exhibit B-1. The portion of the Aggregate Purchase Price allocated to each Property shall be deemed the “Property Purchase Price” for such Property. In the event this Agreement is terminated with respect to one or more Properties as a result of a Casualty or Taking pursuant to Section 17, then the Aggregate Purchase Price shall be reduced by the applicable Property Purchase Price allocated to the terminated Property.

(b)          The Aggregate Purchase Price shall be payable by Purchaser to the Sellers as follows:

(i)          On or before the third Business Day after the Effective Date, the sum of Three Million Dollars ($3,000,000) (the “Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an account designated by Escrow Agent. Sellers and Purchaser agree that the Deposit shall be allocated among the Properties on a pro rata basis, based on the allocation of the Aggregate Purchase Price and shall be attached to this Agreement as Exhibit B-2 prior to the expiration of the Due Diligence Period.

(ii)         In the event of a failure by Purchaser to make the Deposit as set forth in 2(b)(i) above, Seller Representative, on behalf of the Sellers, at its sole option, may cancel this Agreement and/or pursue any legal remedies Seller Representative or any Seller may have against Purchaser at the sole expense of Purchaser, such remedies being cumulative and not exclusive.

(iii)        On the Closing Date, the balance of the Aggregate Purchase Price, subject to adjustment and proration as expressly set forth in this Agreement, less the Deposit, shall be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrow Agent or as Escrow Agent may direct to Purchaser prior to the Closing and Purchaser shall cause Escrow Agent to distribute such funds to Sellers in accordance with this Agreement.

(c)          Escrow Agent shall hold and disburse the Deposit (or so much thereof as Escrow Agent is then holding) as follows:

(i)          Upon the Closing, Escrow Agent is authorized and directed to pay the Deposit to Sellers as Seller Representative may direct.

(ii)         If Seller Representative, on behalf of the Sellers, terminates this Agreement as a result of a Purchaser default pursuant to Section 14(a) below, Escrow Agent shall pay the Deposit to Seller Representative, who shall retain the Deposit in accordance with Section 14(a) below.

(iii)        If this Agreement is terminated by reason other than Purchaser’s default, Escrow Agent shall pay the Deposit to Purchaser.

(iv)        In the event this Agreement is terminated during the Due Diligence Period pursuant to Section 4(d) below, or is terminated with respect to one or more Properties as a result of a Casualty or Taking pursuant to Section 17, then the Escrow Agent shall return to Purchaser the entire Deposit or, as applicable, the portion of the Deposit allocated to the terminated Property if the entire Agreement is not terminated.

(v)         Upon receipt from Purchaser of a completed W-9 form, Escrow Agent shall invest and reinvest, in the name of Purchaser, the Deposit, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Deposit or bank money market account(s) as Purchaser and Sellers mutually agree. Purchaser shall pay all income taxes owed in connection therewith. Escrow Agent, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Agreement. In the event of any dispute, Escrow Agent shall have the right to deposit the Deposit with a court of competent jurisdiction to await the resolution of such dispute. Escrow Agent shall not incur any liability by reason of any action or non-action taken by it in good faith, or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof.

(vi)        Except as otherwise provided in Section 2(c)(i) and in this paragraph below, Escrow Agent shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party pursuant to the notice provisions of this Agreement. If Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after a copy of such demand is so given to such party, Escrow Agent is hereby authorized and directed to make such payment or delivery. If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment or delivery, Escrow Agent shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, if Purchaser makes a demand for the Deposit before the Due Diligence Deadline, then the Deposit shall automatically and immediately be returned to Purchaser, and Seller Parties shall have no right to object.

(vii)       Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrow Agent, upon demand, for the reasonable costs and expenses including attorneys’ fees incurred by Escrow Agent in connection with its acting in its capacity as Escrow Agent. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees paid by the prevailing party or paid from the escrowed funds to Escrow Agent.

(viii)      Except for any claim, action or proceeding resulting in a final determination that Escrow Agent acted in bad faith, acted with gross negligence or engaged in any type of willful misconduct, Escrow Agent shall not be responsible for any loss or delay occasioned by the closure or insolvency of the institution with which any funds are invested in accordance with this Agreement, and shall have no liability for interest on such funds. Escrow Agent shall not be liable for any loss or delay occasioned by the failure of said financial institution to wire funds in a timely manner.

(ix)         Escrow Agent may receive other benefits from the financial institution where the funds are deposited. Based upon the deposit of escrow funds in demand deposit accounts and other relationships with the financial institution, Escrow Agent is eligible to participate in a program whereby it may (i) receive favorable loan terms and earn income from the investment of loan proceeds and (ii) receive other benefits offered by the financial institution.

3.           Property.

(a)          “Property(ies)” means, subject to the exclusions set forth in Section 3(b) below, individually or collectively (as the context requires), all of a Seller’s and/or Operator’s (as applicable) right, title and interest in and to each of the Real Property(ies) and the corresponding Personal Property(ies) associated with the Facility located at each Real Property. The “Real Property(ies)” shall mean: (i) the respective real property owned by such Seller as more fully described on Exhibit A attached hereto (the “Land”); (ii) all easements and other related rights appurtenant to the Land including, without limitation, all rights to make divisions thereof that are exempt from the platting requirements of the Michigan Land Division Act (MCL 560.101 et seq.), as it may be amended from time to time (collectively, “Appurtenances”); and (iii) all of the buildings, structures, fixtures and other improvements comprising real property and located on the Land and all property which might be considered personal property (including each Facility) except for the fact that it is inextricably related or attached to any such buildings, structures, fixtures and/or other improvements (collectively, “Improvements”). The “Personal Property(ies)” shall mean: (i) all Residency Agreements relating to each respective Facility; (ii) except for the Excluded Personal Property, all tangible personal property on hand at any Facility and owned by each respective Seller and each respective Operator, including without limitation all inventory and supplies on hand at each Facility on the Closing Date (including food, beverages, office and kitchen supplies), equipment, furniture, signage and vehicles owned by the respective Operators and used in connection with the Business as of the Closing Date, and (iii) the Intangibles.

(b)          The Property shall not include, and no Seller (or Operator or Affiliate of Seller) shall have any obligation to sell, transfer or convey to Purchaser the following (collectively, the “Excluded Personal Property”):

(i)          Accounts receivable relating to any Facility with respect to the period prior to Closing;

(ii)         All books and records relating to any Facility, any Seller and/or the past and present residents at any Facility that are consolidated with books or records relating to any other facility, seller or the past and present residents of any other facility to the extent such books or records contain confidential or proprietary information (e.g., attorney-client communications), or to the extent that such books or records cannot be properly shared under applicable law; provided, however, all records that are required by law to remain at any Facility shall so remain.

(iii)        All cash on hand at any Facility with respect to the period prior to Closing;

(iv)        The personal property listed on Schedule 3(b)(iv) attached hereto;

(v)         All trademarks, trade names, brand names, intellectual property, websites, URLs and domain names (other than websites, URLs and domain names set forth in Schedule 3(a) attached hereto), and all proprietary and marketing materials and documents of any Seller, and any trade names and trademarks related to the corporate or limited liability company name of any Seller, including, without limitation, any name containing the word “LifeHouse” or “Westport,” the so-called “Shirley Jones” marketing campaign, and the Montessori dementia program.

(vi)        The computer software and systems set forth on Schedule 3(b)(vi);

(vii)       Cash, accounts, deposits (including, without limitation, bank and demand deposit accounts (but excluding any refundable resident or tenant deposits), and insurance policies of Sellers and any Affiliates of Seller;

(viii)      Except as otherwise expressly set forth in this Agreement, rights to payments, reimbursements or refunds from the United States of America, any State, any insurer, municipality, public utility or other agency, individual or entity, including, without limitation, real estate and personal property tax refunds, payments, reimbursements and deposits with respect to any Facility relating to any period that precedes the Closing Date;

(ix)         All permits, licenses, approvals and authorizations issued, granted or given by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal which are not assignable, for which consent to assignment is not obtained, or for which an assignment will cause a Seller to incur liability or costs; and

(x)          All actions, suits, claims, rights and choses in action of any Seller and any promissory notes held by any Seller.

Notwithstanding the foregoing, Sellers shall cooperate (and shall cause the respective Operators to cooperate) with Purchaser to effect the orderly transfer of operation of the Properties (including, without limitation, transfer of electronic files, account information, utilities, etc.). In addition, at a Closing, Seller and Purchaser shall enter into a Temporary License Agreement in the form attached hereto as Exhibit L (the “Temporary License Agreement”), pursuant to which Seller shall grant a temporary license to Purchaser (or a designee of Purchaser) to use certain trademarks and software, as more particularly set forth in the Temporary License Agreement.

4.           Due Diligence.

(a)          Title. Purchaser shall have the right to cause to be issued and delivered to Purchaser title commitments (the “Title Commitment(s)”) issued by Stewart Title Guaranty Company (the “Title Company”) covering each of the Properties, accompanied by a copy of all recorded documents affecting each of the Properties listed as exceptions in Schedule B of the applicable Title Commitments. Each Seller has delivered to Purchaser a copy of the most recent lender’s title policy affecting the Property owned by such Seller and the existing ALTA survey of such Property (the “Existing Survey(s)”). Purchaser shall have the right to obtain updates of each Existing Survey, or new surveys (any such updates, together with any such new surveys, the “Survey(s)”). On or prior to five (5) Business Days prior to the Due Diligence Deadline, Purchaser shall furnish Seller Representative with notice of any objections Purchaser has to the Title Commitments or the Surveys (the “Title Objection Date”); provided, however, that except as otherwise set forth in this Agreement, the Seller Parties shall have no obligation to cure any such objections. Any matters contained in the Title Commitments or matters that are or would be disclosed by an accurate survey existing on the Effective Date to which Purchaser does not object, shall be deemed Permitted Exceptions. The Seller Representative shall, within three (3) Business Days following Purchaser’s delivery of notice of any objections of Purchaser to the Title Commitments or the Surveys, deliver a notice to Purchaser (a “Seller’s Response Notice”) indicating as to whether Seller will cause such matters to which Purchaser has objected to be cured and removed of record. If Seller Representative gives notice that the Seller will not cure or if Seller do not provide any notice within said three (3) Business Day period, Purchaser shall have the right, in its sole discretion, to terminate this Agreement within three (3) Business Days following its receipt of Seller Representative’s notice as aforesaid (or following the expiration of said three (3) Business Day period if Seller Representative does not give such notice), in which case the Agreement shall terminate and, the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder. All defects, encumbrances, encroachments and other matters of title that exist on the Effective Date and which Seller is not obligated to remove pursuant to this Agreement and has not in this Agreement or in a separate writing expressly agreed to remove, shall be deemed Permitted Exceptions. Purchaser may, prior to Closing, notify Seller Representative in writing (a “Gap Notice”) of defects, encumbrances or encroachments raised in any update to the Title Commitments, Surveys or otherwise between the Due Diligence Deadline and the Closing Date (“Gap Objections”); provided that Purchaser must notify Seller Representative of such exceptions within ten (10) days after being made aware of the existence of such exceptions. If Purchaser sends a Gap Notice to Seller Representative, Seller and Purchaser shall have the same rights and obligations (as described in Section 4 hereof) with respect to such Gap Objections as they do with respect to objections to the initial drafts of the Title Commitments and Surveys. Any defects, encumbrances, encroachments and other matters of title that are not timely objected to in accordance with this Section 4(a) shall be deemed Permitted Exceptions.

(b)          Status of Title. Sellers shall deliver, and Purchaser or its designee shall accept, title to the applicable Property and consummate the Transaction subject to (i) the title matters deemed Permitted Exceptions under Section 4(a) above, and (ii) any items or exceptions to title set forth on the Surveys deemed Permitted Exceptions under Section 4(a) above (the title exceptions described in (i) and (ii) herein sometimes referred to collectively as “Permitted Exceptions”). In addition, “Permitted Exceptions” shall include all liens, encumbrances and matters of title arising out of the acts or omissions of Purchaser, New Operator, and their respective employees, agents, contractors and Affiliates.

(c)          Non-Permitted Title Objections.

(i)          If on the Closing Date any one or more Properties is affected by any lien, encumbrance, defect, encroachment or objection which is not a Permitted Exception (including any lien, encumbrance, defect, encroachment or objection that Seller has agreed to remove or cure under the terms of Section 4(a)) (collectively, “Non-Permitted Title Objections”), then in such event, Sellers, at Seller Representative’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days in the aggregate beyond the date scheduled for Closing.

(ii)         No Seller Party shall be required to bring any action or proceeding or to otherwise incur any expense to remove or discharge any Non-Permitted Title Objection, except that the Sellers shall be obligated to remove or discharge any Non-Permitted Title Objection(s) that can be removed or discharged by payment of a liquidated sum of money only, and if both (1) such removal or discharge can reasonably be expected to be accomplished within a period of thirty (30) days beyond the date scheduled for the Closing, and (2) the sum of money required to accomplish such removal or discharge as to any one Property does not exceed Fifty Thousand Dollars ($50,000) as to any particular Property, and, as to all of the Properties in the aggregate, does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Maximum Title Expense”). In such event, Sellers agree to adjourn the Closing as set forth in Section 4(c)(i), and to expend (or at Seller Representative’s election, to obligate the applicable Seller to expend by indemnity agreement, bond or any other manner) an amount not to exceed the Maximum Title Expense to remove or discharge such Non-Permitted Title Objections. If there shall be any Non-Permitted Title Objections that can be removed or discharged by the payment of a sum of money only which exceeds the Maximum Title Expense, or that can be removed by the payment of not more than the Maximum Title Expense but not within thirty (30) days and Seller Representative notifies Purchaser that Seller Parties elect not to, or cannot, remove or discharge such Non-Permitted Title Objections, Purchaser may elect to (i) terminate this Agreement by notice given within five (5) Business Days after receipt of Seller Representative’s notice in which case Purchaser shall be entitled to the return of the Deposit, or (ii) by notice given within five (5) Business Days after receipt of Seller Representative’s notice, close with a credit from Sellers equal to the lesser of the amount required to remove or discharge such Non-Permitted Title Objection or the Maximum Title Expense. If Purchaser fails to timely elect to close in accordance with clause (ii) as provided in the preceding sentence, Purchaser shall be deemed to have elected to terminate the Agreement as set forth in clause (i) above. Anything in this Section to the contrary notwithstanding, an attempt by any Seller Party to remove or discharge any Non-Permitted Title Objection shall not be deemed to be or create an obligation of such Seller Party to remove or discharge the same.

(iii)        The foregoing provisions of this Section to the contrary notwithstanding, each Seller agrees to remove or discharge (u) any lien, encumbrance, defect, encroachment or objection that Sellers have agreed in a Seller’s Response Notice to remove or cure under the terms of Section 4(a), (v) any lien for delinquent taxes (except for liens applicable to taxes due and payable after Closing), (w) any mechanics’ lien or materialmens’ lien filed by any contractor, subcontractor or other party that was engaged by such Seller, the Existing Manager of the applicable Property or their respective Affiliates, (x) the existing loan encumbering the applicable Property (subject to Purchaser’s obligations set forth in Section 4(d)(ii) below), (y) any judgment lien applicable to any Property subject to the Maximum Title Expense, and (z) any Non-Permitted Title Objections voluntarily created by such Seller, Operator, Existing Manager, or their respective Affiliates or with such Seller’s consent, such Operator’s or Existing Manager’s consent or their respective Affiliates’ consent after the date hereof. For purposes of clarification, any amounts which a Seller is required to expend under this subparagraph (iii) shall not be included in, or subject to, the Maximum Title Expense.

(d)          Tests and Inspections; Loan Documents.

(i)          From the Effective Date and continuing until the Closing, Purchaser and/or its representatives, including its officers, directors, employees, Affiliates, agents, accountants, and advisors, and Purchaser’s lender, shall have the right to enter, upon reasonable prior notice to Existing Manager (which can be made by e-mail or verbally) and during normal business hours, the Properties, while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and other tests, relating to all aspects of the Property, including, without limitation, a close review and analysis of the Diligence Materials, as Purchaser or Purchaser’s lender (as applicable) deems appropriate (collectively, the “Tests”). In addition, Purchaser and Purchaser’s lender may investigate all other aspects of the Property.

(ii)         Purchaser’s access to the Properties shall be subject to the following: (A) Sellers shall have the option to have an agent or employee accompany Purchaser at all times during its investigation or inspection of such Property; provided, however, Sellers’ exercise of this option shall not, in any event, serve to unreasonably delay Purchaser’s ability to enter such Property in accordance with the terms of subsection (i) above; (B) Purchaser shall conduct the Tests in a manner that does not unreasonably interfere with the operations of the Facilities and Purchaser shall coordinate all visits to the Facilities in order to minimize the number of visits required; (C) Purchaser shall not conduct any invasive testing without Seller Representative’s prior written consent, which consent shall be granted or withheld in Seller Representative’s sole and absolute discretion; (D) Purchaser shall indemnify and hold harmless Seller Parties from and against all liabilities incurred by Seller Parties in connection with or by reason of any damage, death, or injury to any person or property occurring in connection with the Tests conducted by it prior to the Closing Date (other than any liability incurred in connection with or by reason of Purchaser’s discovery of any existing condition, including, without limitation, any Hazardous Materials) except to the extent such liabilities are caused by the gross negligence or intentional misconduct of one or more Seller Parties; and (E) Purchaser delivering to Seller Representative evidence of commercial general liability insurance in form and substance reasonably acceptable to Seller Representative and naming the applicable Seller as an additional insured thereunder. Without limiting the generality of the foregoing indemnity, Purchaser shall (x) remove or bond over any mechanics’ or other lien which may be recorded against the Property (or any part thereof) by any party providing labor, materials or services at the request of Purchaser and (y) not file or cause to be filed any application or make any request (other than inquiries of the public records) with any governmental or quasi-governmental agency prior to Closing which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to a violation of applicable law or any change in zoning, parcelization, licenses, permits or other entitlements or any investigation or restriction on the use of the Properties, or any part thereof; provided, however, that Purchaser shall be entitled, at any time following the Effective Date, to submit applications for licensure to the extent required by law. The foregoing indemnity shall survive the expiration or any earlier termination of this Agreement.

(iii)        Purchaser may elect to proceed with the transaction contemplated by this Agreement in its sole and absolute discretion at any time by written notice given to Seller Representative on or before Due Diligence Deadline (the “Due Diligence Notice”) that

Purchaser elects to consummate the purchase of the Properties in accordance with the terms of this Agreement.  If the Due Diligence Notice is not timely given, this Agreement shall be deemed terminated and the Title Company shall immediately return the Deposit to Purchaser, and, except for the provisions expressly stated to survive a termination of this Agreement, no party shall have any further liability to any other party under this Agreement.  If this Agreement is terminated pursuant to the provisions of this Section, then Purchaser shall promptly thereafter (i.e., not more than ten (10) Business Days after this Agreement is terminated) deliver to Seller Representative copies of any Phase I and/or Phase II environmental report, zoning report, surveys, title reports, appraisal and/or property condition report commissioned by or on behalf of Purchaser relating to the Properties, without representation or warranty whatsoever as to the completeness or accuracy thereof and without liability for any amounts which Purchaser may owe in connection therewith.

5.           [Reserved] .

6.           Conditions to Closing.

(a)          No Seller Party shall be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(1)         Sellers shall have received payment of the Aggregate Purchase Price in accordance with Section 2 of this Agreement, subject to the adjustments and prorations contemplated by this Agreement, and subject to reduction by the applicable Property Purchase Price with respect to any Property that is not included in the Closing pursuant to Section 17 below.

(2)         The continuing validity (in all material respects) of all of the representations and warranties of Purchaser set forth in Section 8.

(3)         New Operator shall have entered into the Membership Interest Purchase Agreement with certain Affiliates of Sellers that own the Operators of the Properties being conveyed in the applicable Closing in the form attached hereto as Exhibit N, and such Membership Interest Purchase Agreement shall be in escrow subject only to the occurrence of the Closing.

(4)         A creditworthy entity reasonably acceptable to Seller Representative shall have entered into a Guaranty of New Operator’s (or its designees’) respective obligations under the Bridging Documents and the Membership Interest Purchase Agreement in the form attached hereto as Exhibit O.

(b)           Purchaser shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled with respect to the Properties, other than Property that is not included in the Closing pursuant to Section 17 below:

(1)         The Title Company shall have delivered to Purchaser Title Commitments to issue at the prevailing promulgated rates, ALTA standard owner’s policy of title insurance with extended coverage insuring title to each of the Properties in the amount of the applicable Property Purchase Price, subject only to the Permitted Exceptions and containing all of the endorsements reasonably required by Purchaser and/or its lender, which are available in Michigan or Illinois, as applicable (the “Title Insurance Policy(ies)”), and shall be unconditionally prepared, subject only to the payment of the applicable premium, to issue to Purchaser the Title Insurance Policies.

(2)         The continuing validity (in all material respects) of all of the representations and warranties of each applicable Seller set forth in Section 7, as applicable to each Property, except that the representations set forth in Section 7(a)(xi) and Section 7(a)(xii) may be updated to reflect the actual status of Contracts and the Rent Roll as of the Closing, so long as the status of the Contracts is in compliance with Section 7 of this Agreement.

(3)         Any Operating Lease and any property management agreement affecting each Property will have been terminated effective as of Closing.

(4)         No action, proceeding, or investigation shall have been instituted or be threatened before or by any court or governmental authority that seeks to restrain or prohibit, or to seek substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Transaction with respect to the applicable Seller or Property.

(5)         On or before the Closing, Purchaser shall have received, at Sellers’ sole cost and expense, copies of certificates evidencing insurance tail policies (collectively, a “Tail Policy”) covering each of the Properties that (A) cover incurred but unreported claims that would be covered under the respective Seller’s (or its Affiliates’) current commercial general liability insurance policies and current medical professional liability insurance policies, (B) cover the period from the Closing Date through the through date that is 545 days following the Closing Date (the “Tail Period”), and (C) are consistent, both in terms of coverage and limits, with the respective Seller’s’ (or its Affiliates’) current general liability and medical professional liability insurance policies. The Tail Policy shall name Purchaser, Purchaser’s Designee and New Operator as additional insureds as their interests may appear. The foregoing condition may be satisfied either through the extension of the respective Seller’s’ (or its Affiliates’) existing insurance policies to cover the Tail Period or the purchase of new policies to cover the Tail Period.

(6)         There shall be no existing uncured material breach of any of the covenants of the applicable Seller set forth in this Agreement that has not been waived by Purchaser or that would not be cured by the occurrence of the Closing.

(7)         Purchaser or, as applicable, New Operator shall have obtained verbal or other confirmation from all applicable governmental, administrative or quasi-governmental agencies or authorities issuing such approvals that the parties may consummate the Transaction with respect to each Facility and, as applicable, operate each Facility in substantially the same manner such Facility was operated by the applicable Operator prior to Closing, but not including the Assumption Approval (the “Governmental Approvals”). In the event any applicable governmental, administrative or quasi-governmental agencies or authorities issuing such Governmental Approvals requires improvements to any of the Properties (other than minor repairs in the Seller’s ordinary course of business) in order for Purchaser to obtain any

Governmental Approvals, Sellers shall have no obligation to make such improvements, or to provide any funds or credit at Closing in connection with such improvements.

(8)         The aggregate resident census for all of the Properties, excluding any Properties that are terminated from this Agreement as a result of a casualty or condemnation in accordance with Section 17 (collectively, the “Applicable Properties”) is at least equal to ninety percent (90%) of the aggregate resident census for the Applicable Properties as of the Effective Date of this Agreement.

(9)         Certain Affiliates of Sellers that own the Operators of the Properties being conveyed in the applicable Closing shall have entered into the Membership Interest Purchase Agreement with the New Operator in the form attached hereto as Exhibit N, and such Membership Interest Purchase Agreement shall be in escrow subject only to the occurrence of the Closing.

(c)          Governmental Approvals/Bridging Documents. Notwithstanding anything herein to the contrary (including, without limitation, Sections 5(b) and (c) above), in the event a particular Property or Properties satisfy all of the conditions to Closing other than the condition set forth in Section 6(b)(7) (the “Affected Properties”), then the Purchaser shall have the option to proceed to Closing with respect to the Properties that are not Affected Properties, and to extend Closing with respect to the Affected Property or Properties by thirty (30) days, which option may be exercised by giving notice to Seller and depositing with Escrow Agent an additional One Million Dollars ($1,000,000) as an additional deposit (“Additional Deposit”) on or before the originally scheduled Closing Date. In the event Purchaser does not exercise such option to extend the Closing with respect to such Affected Properties and/or any one or more of the Affected Properties does not satisfy the condition set forth in Section 6(b)(7) on or before the extended Closing Date, then provided that during the Due Diligence Period, both Purchaser and Seller shall have completed diligence reasonably acceptable to each indicating that use of the Bridging Documents to close the transaction with respect to any Affected Properties is not prohibited by any applicable regulatory body and shall not prejudice or unreasonably delay the ultimate issuance of any Governmental Approvals (and in the event neither party terminates this Agreement during the Due Diligence Period pursuant to Section 4(d)(iii) or Section 33, then each party shall be deemed to have satisfied itself as to such diligence except with respect to new information that is revealed to the parties after the expiration of the Due Diligence Period); (x) Purchaser shall be obligated to proceed to Closing hereunder, (y)  Seller shall provide the proper notice and filing (as necessary) of the Bridging Documents to the applicable governmental authority(ies); and (z) at Closing, New Operator and the applicable Seller, affiliate of Seller, or Existing Manager, as applicable, will enter into a temporary operations transfer agreement, lease and/or management agreement, in form and substance attached hereto as Exhibit J (the “Bridging Documents”), which allows Purchaser to acquire the applicable Facility, and for the Facility to be operated under the Operator’s license therefor pending Governmental Approvals in favor of the New Operator(s).

7.           Certain Representations and Warranties by Seller.

(a)          Representations and Warranties. Except as otherwise set forth in Schedule 7(a) or otherwise in any Schedule or Exhibit attached to this Agreement, each Seller hereby represents and warrants to Purchaser, jointly and severally, that as of the Effective Date (which representations shall be updated as of the Closing Date pursuant to Section 7(c) below):

(i)          Due Formation. Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the state in which it was organized.

(ii)         Due Authorization. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms.

(iii)        Due Execution and Delivery. All of the documents to be delivered by Seller at Closing will, at Closing, be duly authorized, executed and delivered by such Seller (and/or, if applicable, its Affiliates), will be the legal, valid and binding obligations of such Seller (and/or, if applicable, its Affiliates), and be enforceable against such Seller (and/or, if applicable, its Affiliates) in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or the general principles of equity), and the execution and delivery thereof and the performance by such Seller of the terms thereof will not violate any material provision of any agreement, instrument, writ, order or decree to which such Seller (and/or, if applicable, its Affiliates) is a party, or to which any portion of the applicable Property is subject.

(iv)        Consents. Except for the Governmental Approvals, neither Seller, the applicable Operator nor Existing Manager requires the authorization, consent or approval of any governmental agency or any other third party for Seller to enter into this Agreement or consummate the Transaction. Seller may, however, need to provide notice of the Transaction (which may or may not include the Bridging Documents) to certain applicable governmental authorities.

(v)         Mechanic’s Liens. There are no unsatisfied mechanics’ or materialmen’s lien rights encumbering the applicable Property or any portion thereof.

(vi)        Personal Property. Except as set forth on Schedule 7(a)(vi), each Operator owns and has, or will have at the time of Closing, good title to all applicable Personal Property, free and clear of any liens and encumbrances, and the execution and delivery to Purchaser of the Bill of Sale required by Section 11(a)(vii), along with the execution and delivery of certificates of title with respect to the automobiles, shall vest good title to all of the applicable Personal Property in Purchaser, free and clear of liens, encumbrances and adverse claims. Except for the Excluded Personal Property, the Personal Property comprises all material tangible personal property used by Operators in the operation of the Business as currently conducted.

(vii)       Condemnation. Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain, or any other action for adverse possession, in connection with the applicable Property owned by such Seller or any portion or portions thereof or any utilities, sewers, roadways or other public improvements serving the applicable Property (and which proceeding would have a material adverse effect on the applicable Property).

(viii)      No Violations. Seller, the applicable Operator and Existing Manager have not received any written notice of any violation within the twelve month period prior to the Effective Date of [i] any penalty, sanction or other adverse action relating to the applicable Property owned by such Seller, which has not been cured in all material respects or waived, [ii] any laws, orders, rules or regulations, ordinances or codes of any kind or nature whatsoever relating to the applicable Property, the applicable Facility or the ownership or operation thereof (including, without limitation, zoning, building, fire, Healthcare Laws, occupational safety and health, zoning and land use, planning and environmental laws, orders, rules and regulations), which has not been cured in all material respects or waived; [iii] any covenants, conditions, restrictions or agreements affecting or relating to the ownership, use or occupancy of the applicable Property and/or the applicable Facility, which has not been cured in all material respects or waived; or [iv] any order, writ, regulation or decree relating to any matter referred to in [i], [ii] or [iii] above, which has not been cured or waived. If any Seller, Operator or Existing Manager receives any written notice of any violation between the Effective Date and the Closing Date, Seller shall promptly provide a copy of such notice to Purchaser and Seller shall be given a reasonable opportunity to cure the same (provided that Seller shall not have the right to extend the Closing Date unless agreed to by Purchaser).

(ix)         Tax Abatements and Assessments; Separate Tax Parcel. To Seller’s knowledge, (i) there are no tax abatements, tax increment financings or exemptions affecting the applicable Land, and (ii) Seller has not received notice of any, and to Seller’s knowledge there is no, (x) proposed increase in the assessed valuation of the applicable Land, (except as may result from the transactions contemplated under this Agreement), (y) pending or threatened special assessments affecting the applicable Land or (z) contemplated improvements affecting the applicable Land that may result in special assessments affecting the applicable Land.

(x)          Litigation. Except as may be set forth on Schedule 7(a)(x), there is no suit, action, investigation, complaint or proceeding pending or, to the knowledge of Seller, threatened against Seller, the applicable Operator or Existing Manager or any portion of the applicable Property before or by any court, administrative agency or other governmental or quasi-governmental authority. Seller, the applicable Operator and/or Existing Manager have not entered into any settlement agreement, corporate integrity agreement or consent decree with any governmental authority concerning compliance with any applicable law. To Seller’s knowledge, Seller has not received written notice of any judgment, injunction, order, writ or decree of any court or other governmental authority or agency relating specifically to Seller or to the ownership, operation or management of the Property, any Facility and/or the operations of the Business.

(xi)         Contracts. Set forth on Schedule 7(a)(xi) is a true, correct and complete list of the Contracts relating to the applicable Property owned by Seller (and/or any Affiliate of Seller, including the Existing Manager and/or any Operator) that have a value, or involve payment by the applicable Seller or an Affiliate of Seller of at least Twenty-Five Thousand and no/100ths Dollars ($25,000.00) during any twelve (12) month period (the

“Material Contracts”). Such Seller does not guarantee or undertake that any of such Contracts will be in effect as of the Closing. At Purchaser’s election (which election shall be made prior to the expiration of the Due Diligence Period), the Contracts designated by Purchaser will be assigned by Seller (or the applicable Affiliate of Seller) to one or more operating designees or Affiliates of Purchaser, and assumed by such operating Affiliate(s), as of the Closing Date, in accordance with the assignment attached hereto as Exhibit E. Seller, the applicable Operator and the Existing Manager have not received any written notice of any default under any such Contract which has not been cured or waived, and, to such Seller’s knowledge, all other parties to such Contracts have performed their obligations thereunder in all material respects and no other party is in default under any such Contract. Such Seller, such Operator and the Existing Manager have performed, in all material respects, their obligations under each such Contract to which it is a party, to its knowledge is not in default under any such Contract and has not received notice of default under any such Contract.

(xii)        Rent Roll. Set forth on Schedule 7(a)(xii) hereto is a rent roll for the applicable Facility (the “Rent Roll”) dated as of the date(s) set forth in such Schedule. Except as set forth on the applicable Rent Roll:

(1)         Other than the residents under the Residency Agreements, no party has any right to possess all or any portion of the applicable Property.

(2)         Seller has delivered, true, correct and complete copies of the Residency Agreements with respect to its applicable Property, including any and all amendments, modifications, supplements, renewals, and extensions thereof and guarantees in connection therewith.

(3)         All information set forth in the applicable Rent Roll is true and correct in all material respects as of its date.

(4)         Except as set forth on Schedule 7(a)(xii), the Residency Agreements are in full force and effect and neither Seller nor, to such Seller’s knowledge, the applicable Operator, the Existing Manager, any resident or other tenant is in default under any Residency Agreement in any material respect. Such Seller, the applicable Operator and the Existing Manager have not received from any resident under a Residency Agreement a notice of default in performing any of their obligations under any Residency Agreement.

(5)         Each Operator owns and holds the entire landlord’s interest in each of the Residency Agreements relating to the applicable Property leased by such Operator. No Operator has assigned or pledged any Residency Agreement, or rents or any interest therein, to any person or entity other than the lenders in connection with existing mortgage loans encumbering the applicable Property which will be discharged at Closing in accordance with the terms of this Agreement.

(6)         Except as set forth on Schedule 7(a)(xii), no brokerage or leasing commission or other compensation is currently due or will be due or payable to any person in connection with any of the Residency Agreements.

(7)         Except as set forth on Schedule 7(a)(xii), no resident or other tenant has paid rent or fees more than one (1) month in advance.

(xiii)       [Reserved].

(xiv)      Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(xv)       OFAC. To the best of Seller’s knowledge, such Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice. To the best of Seller’s knowledge, neither such Seller nor any beneficial owner of such Seller:

(1)         is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(3)         is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Each Seller hereby covenants and agrees that if such Seller obtains knowledge that such Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, such Seller shall promptly notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to such Seller immediately upon delivery of written notice thereof to Purchaser.

(xvi)       The following provisions shall apply with respect to Employees:

(1)         All persons employed at the applicable Property in connection with the operation or maintenance of the applicable Property (the “Employees”) are employees of Existing Manager or Affiliates of Existing Manager (the “Employer Affiliates”). Existing Manager and such Employer Affiliates shall be responsible for all Employee related issues, except that at Closing, Seller will (i) fund (or cause to be funded) directly to Existing Manager and such Employer Affiliates an amount equal to the amount necessary to pay the applicable Employees all severance and accrued vacation and other accrued paid time off and benefits (“Accrued Employee Benefits”) to which such Employees are entitled through the Closing Date (the “Accrued Employee Benefits Payout Amount”). Purchaser will offer, or will cause one or more of its Affiliates, Purchaser Designees or New Operators to offer, employment to a requisite number of Employees following Closing, on such terms as may be required, so as not to trigger the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. (and any state equivalent statute) (collectively, the “WARN Act”). The Accrued Employee Benefits Payout Amount paid by Existing Manager and such Employer Affiliates will sufficient to provide the Employees with the Accrued Employee Benefits actually earned by the Employees through the Closing Date. For the purposes hereof, the term “Accrued Employee Benefits” shall be deemed to include, without limitation, a prorated portion (based upon the number of days in the applicable bonus period) of any bonus payable to any Employee to the extent that such portion of the bonus is attributable to services rendered by such Employee prior to the Closing Date, but payable after the Closing Date. Neither Seller nor to Seller’s Knowledge, the Existing Manager or such Employer Affiliates, is a party to any employment contract or other written agreement with any Employee. Neither Seller nor Existing Manager nor any such Employer Affiliates is a party to any collective bargaining agreement with respect to any Employees.

(2)         Each “employee benefit plan” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regardless of whether such plan is subject to ERISA, and each bonus, deferred, or incentive compensation, stock purchase, stock option, severance, and termination pay plan or program (the “Plans”), that is maintained or contributed to by Seller, the Existing Manager or any Employer Affiliates for the benefit of Employees or pursuant to which Seller, the Existing Manager or any Employer Affiliates has any liability with respect to Employees (“Seller Plans”) has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the IRC, including the requirement to file an annual report. No Seller Plan is intended to be qualified under Section 401 of the IRC as a “multiemployer plan” (within the meaning of Section 3(37)

of ERISA) or as a “multiple employer” plan (within the meaning of Section 4063 or 4064 of ERISA). There are no pending or, to Seller’s knowledge, threatened claims of any Employees (or former employees who provided services to the Business) against or otherwise involving any of the Seller Plans (other than routine claims for benefits). Neither Seller, the Existing Manager nor any Employer Affiliates has at any time (x) maintained, contributed to, or been required to contribute or had any liability (that has not been satisfied in full) to any Seller Plan subject to Title IV of ERISA, (y) incurred or expected to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or (z) incurred or expected to incur liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the IRC, whether or not waived.

(xvii)     Lack of Conflict. Neither the execution of this Agreement nor the consummation of the Transaction will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the applicable Property (or any portion thereof) are subject.

(xviii)    Non-Foreign Seller. Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

(xix)       Environmental. Seller has delivered to Purchaser copies of all final environmental reports or studies prepared for such Seller by third party consultants in such Seller’s possession relating to the applicable Property, which reports are listed on Schedule 7(a)(xix) attached hereto (the “Environmental Reports”). To Seller’s knowledge, except as disclosed in the Environmental Reports, such Seller is not aware that the applicable Property is in violation of any Environmental Laws. To Seller’s knowledge, such Seller is not aware of any current or former underground storage tanks at the applicable Property. Except as disclosed in the Environmental Reports, Seller has not received any written notice of any pending or, to such Seller’s knowledge, threatened action or proceeding arising out of the environmental condition of the applicable Property, Hazardous Materials located on the applicable Property, or any alleged violation of Environmental Laws, which either (i) has not been remediated or otherwise addressed in all material respects or (ii) would reasonably be expected to materially and adversely affect the operation of the applicable Facility.

(xx)        Financial Statements. The Financial Statements for the applicable Property are the financial statements used in such Seller’s ordinary course of business and, to such Seller’s knowledge, are in accordance with the books and records of such Seller, have been prepared using consistently applied accounting methods throughout the periods indicated, present fairly in all material respects the results of operations and financial condition of the Business for the respective periods indicated, and, to such Seller’s knowledge, do not contain any material inaccuracy or any material omission. Any monthly financial reports provided to Purchaser by Seller prior to Closing will based upon the books and records of Seller consistent with Seller’s current reporting practice, and will present fairly in all material respects the information purported to be presented therein.

(xxi)       Operating Permits. To Seller’s knowledge, each of the operating permits and Healthcare Permits which are necessary to operate the applicable Facility

(collectively, the “Operating Permits”) is valid, in good standing and in full force and effect. Such Seller has not received any written notice of any action or proceeding, pending or threatened, from any governmental authority which would revoke, or cause to refuse to renew, suspend, limit, modify, or otherwise alter any such Operating Permit.

(xxii)      Licensed Healthcare Professionals. To such Seller’s knowledge, all licensed healthcare professionals currently providing services at the applicable Facility have all required licenses and certifications necessary to provide services at the applicable Property.

(xxiii)     Government Programs. Such Seller does not participate in any Government Programs, except for the Medicaid Waiver Program in Michigan. There are no pending or threatened (i) civil monetary penalties, terminations or exclusions from participation in any Government Programs for any Facility, (ii) material payment denials, or (iii) other sanctions of a governmental authority against Seller or the Facilities.

(xxiv)    Tax Certiorari Proceedings. There are no pending or outstanding assessment, real estate tax, ad valorem or similar tax appeals for any period with respect to any of the Properties.

(xxv)     Taxes and Tax Returns. The Sellers and Operators of the Properties have filed when due or will file when due in correct form all federal and state income tax returns for all periods ending on or prior to the Closing Date which are required to be filed by Operators on or prior to the Closing Date. Other than extensions to file Sellers’ and Operators’ respective tax returns, there are no agreements by any Operator for the extension of time for the assessment of any tax. To Seller’s knowledge, all federal, state, county and local income taxes due and payable by Sellers and/or Operators on or before the Effective Date have been paid and any such taxes due and payable at any time between the Effective Date through the Closing will be paid prior to Closing, and there are no federal, state or local tax liens pending against Sellers, Operators or the Properties. To Seller’s knowledge, there is no open audit of any Seller’s or Operator’s federal, state, local income, sales use or property tax returns pending, and Seller has received no written notice of the pendency of any such audit or examination. To Seller’s knowledge, none of the Sellers or Operators hold or has held a certificate or other authorization issued by any tax collection body for the purpose of avoiding the payment by such Seller or Operator of sales and use taxes upon such Seller’s or Operator’s purchases of goods and services, nor has any Seller or Operator applied for such a certificate or other authorization.

(xxvi)    Affordable Housing Units. To Seller’s knowledge, other than the Medicaid Waiver Program, no bedroom or unit at any Facility is leased or reserved for lease as an affordable housing unit or for low or moderate income residents. To Seller’s knowledge, no Facility is required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing agreement or requirement of law.

(xxvii)   Insurance. Schedule 7(a)(xxvii) lists all of Seller’s policies of property and casualty insurance and liability insurance currently in effect and covering each Facility, the Business and/or the Property, copies of which have been made available for review by Purchaser. Each such policy currently is in full force and effect and, to Seller’s knowledge,

Seller has not taken or failed to take any action which would limit or impair any of Seller’s rights thereunder with respect to any matter for which Purchaser could be held liable as a successor to Seller. Schedule 7(a)(xxvii) lists any pending, unresolved claims under Seller’s policies of property and casualty or liability insurance, as well as all claims made and resolved within the past three (3) years. Seller has not received written, or to Seller’s knowledge, oral, notice of any pending cancellation or nonrenewal of such policies.

(b)          Seller Knowledge Parties. The phrases “to such Seller’s knowledge,” the “knowledge of such Seller and/or of its Affiliates,” and similar terms used in this Agreement, shall mean in all cases only the actual current knowledge, without independent investigation, of the following individuals (or any one of them): Rowan Farber and Terri Fowler (the “Seller Knowledge Parties”) following reasonable consultation with the Executive Director for each Facility. For avoidance of doubt, the parties acknowledge and agree that in no event shall any of the Seller Knowledge Parties have any personal liability. In no event shall Purchaser be entitled to assert any cause of action against any of the Seller Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Seller Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement. All representations and warranties made by Sellers in this Section 7 shall survive Closing for a period of 545 days.

(c)          Representation Update. At the Closing, Seller shall deliver an instrument (the “Representation Update”) confirming that the Seller’s representations in Section 7(a) above are and continue to be true and correct as of the Closing Date or, if applicable, advising Purchaser in what respects such representations are inaccurate as of the Closing Date, provided that the foregoing shall not modify or affect the condition to closing set forth in Section 6(b)(2).

8.           Covenants of Seller.

(a)          Operation of the Facility. Subject to the terms of this Agreement, each Seller, during the term of this Agreement, shall carry on the business and operations of the applicable Facility in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, each Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the applicable Property and the operation of the applicable Facility. Such Seller shall maintain the inventory consistent with such Seller’s past practices and will replenish the same consistent with its past practices. Such Seller may extend, amend, modify or terminate any of the applicable Contracts as such Seller deems appropriate to operate, service and maintain the applicable Property consistent with normal business practices, and may enter into new Contracts; provided, however, that so long as this Agreement is in full force and effect, (A) from the date of this Agreement to the Closing Date, such Seller shall provide to Purchaser copies of new Contracts and any terminations, amendments, extensions, or modifications of existing Contracts, which such Seller has entered into, or intends to enter into, within two (2) business days thereof, (B) such Seller shall not, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the applicable Facility, (ii) any new Contract with respect to any one Property other than (x) automatic renewals of existing Contracts, and (y) Contracts that are consistent with past practices and have a value, or involves payment by (or to) such Seller or its Affiliate, of less than Twenty-Five Thousand Dollars ($25,000.00) during any twelve (12)

month period or that are terminable with not more than thirty (30) days’ notice without penalty, (iii) any extension, amendment, modification, or termination of a Contract other than an extension of an existing Contract on identical terms (provided that Purchaser has not delivered to Seller Notice of its intent to terminate such Contract), or (iv) any new Residency Agreements except to the extent such Residency Agreements are on the standard form of resident lease and at rental rates, with promotional allowances, concessions, length of term, and on other terms and conditions consistent in all material respects with past practices, (C) such Seller shall not sell or otherwise transfer or encumber any part of the applicable Property, or any interest therein, or (D) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), such Seller shall not make any material alterations to the applicable Property, or remove or otherwise dispose of any material portion of the Personal Property, except to the extent such Seller replaces the same with like items that are of equal or better quality and condition. In the event any regulatory authority or other entity requires improvements to any of the Properties (other than normal repairs in the Seller’s ordinary course of business) in order for Purchaser to obtain any Governmental Approvals, Seller shall have no obligation to make such improvements, or to provide any funds or credit at Closing in connection with such improvements.

(b)          Cooperation. Each Seller shall cooperate with Purchaser in all commercially reasonable respects, including by (A) executing and/or delivering necessary or desirable applications and other information and documents, to facilitate receipt of the Governmental Approvals, transfers of any permits or licenses required for the Properties and other authorizations in connection with the operation of the Property and (B) promptly notifying Purchaser of any communications to or from any governmental agency with respect to matters that could reasonably be expected to have a material adverse effect upon the applicable Facility.

(c)          Listings and Other Offers. No Seller will list the applicable Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of such Property or any direct or indirect interest therein, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of such Property or any direct or indirect interest therein, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of such Property or any direct or indirect interest therein.

9.           Certain Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to each Seller Party as follows:

(a)          This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)          The execution and delivery of this Agreement by Purchaser does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

(c)          All the documents to be delivered by Purchaser at Closing will, at Closing, be duly authorized, executed and delivered by Purchaser (and/or, if applicable, its Affiliates),

will be the legal, valid and binding obligations of Purchaser (and/or, if applicable, its Affiliates), and be enforceable against Purchaser (and/or, if applicable, its Affiliates) in accordance with their respective terms, and the execution and delivery thereof will not violate any provision of any agreement or judicial order to which Purchaser (and/or, if applicable, its Affiliates) is a party or, to the best of Purchaser’s knowledge, to which the Property is subject.

(d)          Purchaser is not required to obtain the consent of any person or entity to consummate the Transaction.

(e)          To the best of Purchaser’s knowledge, Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller Representative for its review and inspection during normal business hours and upon reasonable prior notice. To the best of Purchaser’s knowledge, neither Purchaser nor any beneficial owner of Purchaser:

(i)          is listed on the Lists;

(ii)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)        is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

The phrases “to the best of Purchaser’s knowledge,” the “knowledge of Purchaser and/or of its Affiliates,” and similar terms used in this Agreement, shall mean in all cases only the actual current knowledge, without independent investigation, of the following individuals (or any one of them): Ross Sanders, Todd Jensen, Robert Sweet and Dan Castleberry (the “Purchaser Knowledge Parties”). For avoidance of doubt, the parties acknowledge and agree that in no event shall any of the Purchaser Knowledge Parties have any personal liability. In no event shall Purchaser be entitled to assert any cause of action against any of the Purchaser Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Purchaser Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement.

Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall promptly notify Seller Representative in writing, and in such event, Sellers shall have the right to terminate this Agreement without penalty or liability to Sellers immediately upon delivery of written notice thereof to Purchaser.

All representations and warranties made by Purchaser in this Section 9 shall be true and correct in all material respects on the Effective Date and on the Closing Date. All of the representations and warranties made by Purchaser in this Section 9 shall survive Closing for a period of 545 days.

10.         Closing. The closing of the sale of the Properties (“Closing”) shall take place at the office of the Title Company or at another place mutually agreed upon by the parties, on July 31, 2014, or such later date as to which the parties have mutually agreed to extend such date of closing, or as such date may be extended pursuant to the provisions of this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Closing occur prior to the Due Diligence Deadline. The term “Closing Date” shall mean the date that the Closing occurs. Notwithstanding the foregoing, the parties need not attend the Closing in person and shall have the right to close the Transaction through escrow with Escrow Agent pursuant to written closing escrow instructions, which instructions shall be reasonably satisfactory to Seller Representative and Purchaser, and shall be consistent with the terms hereof. The Closing shall occur early enough in the day such that Seller shall be able to confirm receipt of Seller’s proceeds by federal wire transfer on the same day.

11.         Closing Documents.

(a)          Seller Closing Documents. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Purchaser the following documents:

(i)          For each Property located in Michigan, a deed in the form of Exhibit C-1 in favor of Purchaser, or at the written request of Purchaser, in favor of one or more Purchaser Designees and for each Property located in Illinois, a deed in the form of Exhibit C-2 in favor of Purchaser, or at the written request of Purchaser, in favor of one or more Purchaser Designees (individually, a “Deed” and collectively, the “Deeds”);

(ii)         For each Property, a certification of non-foreign status in the form of Exhibit D;

(iii)        All documents necessary to transfer title to the vehicles and equipment owned by each Operator, to one or more Purchaser Designees;

(iv)        For each Property, a certification of the applicable Seller in form reasonably satisfactory to Purchaser, containing an updated Rent Roll for the applicable Property, and certifying the extent to which all of the representations and warranties of such Seller contained in this Agreement remain true and correct as of the Closing Date;

(v)         For each Property, a Bill of Sale and General Assignment, executed by the applicable Seller and Operator, in the form of Exhibit I attached hereto;

(vi)        For each Property, an assignment of Residency Agreements for the Facility in favor of Purchaser, or at the request of Purchaser, in favor of one or more Purchaser designees (which may include the New Operators), or one or more of Purchaser’s Affiliates, executed by the applicable Operator, in the form of Exhibit H attached hereto;

(vii)       For each Property, an Assignment of Contracts in favor of Purchaser, or at the request of Purchaser, in favor of one or more Purchaser designees (which may include the New Operators), or one or more of Purchaser’s Affiliates, in the form of Exhibit E executed by the applicable Operator;

(viii)      The Bridging Documents, if applicable, pursuant to Section 6(c).

(ix)         The Temporary License Agreement in the form of Exhibit L attached hereto.

(x)          Owner’s Affidavits in the form of Exhibit F;

(xi)         Such transfer tax declarations as are required by the Title Company and/or by Purchaser in order to reflect the payment of taxes as contemplated by this Agreement;

(xii)        The Post Closing Escrow Agreement in the form of Exhibit K;

(xiii)       For each Property, evidence of termination of any Operating Lease and any property management agreement for the applicable Property;

(xiv)      A closing statement prepared by Escrow Agent and reasonably approved by Seller Representative and Purchaser setting forth, among other things, all payments to and from escrow in connection with the purchase and sale of the Properties (the “Closing Statement”);

(xv)       For each Property, a notice to residents informing them of the sale of the applicable Property; and

(xvi)      Evidence of Seller’s authority to consummate the Transaction, and any other documentation reasonably and customarily required by the Title Company to consummate the Transaction.

(b)          Purchaser Closing Documents. At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller the following documents:

(i)          Such transfer tax declarations as are required by the Title Company and/or by Seller in order to reflect the payment of taxes as contemplated by this Agreement.

(ii)         Closing Statement;

(iii)        For each Property, a Bill of Sale and General Assignment in the form of Exhibit I attached hereto.

(iv)        For each Property, an assignment of Residency Agreements for the Facility, in the form of Exhibit H attached hereto;

(v)         For each Property, an Assignment of Contracts in the form of Exhibit E;

(vi)        The Post Closing Escrow Agreement in the form of Exhibit K;

(vii)       The Bridging Documents, if applicable, pursuant to Section 6(c);

(viii)      The Temporary License Agreement in the form of Exhibit L attached hereto; and

(ix)         Any other documentation reasonably required to consummate the Transaction.

(c)          Amounts to be Paid at Closing. At the Closing, Purchaser shall pay to Seller, by federally insured wire transfer, the total amount of the balance of the Aggregate Purchase Price, subject to the prorations and adjustments set forth in this Agreement.

(d)          Further Assurances. Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Properties pursuant to this Agreement and otherwise complete the Transaction, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement. Additionally, if this Agreement is terminated, either party may request from time to time thereafter confirmation of such termination from the other party, upon which request, the non-requesting party shall promptly confirm to the requesting party in writing (by a recordable instrument if requested by the requesting party) that this Agreement has been terminated.

12.         Prorations and Adjustments.

(a)          The following items shall be prorated and adjusted between Sellers and Purchaser as of 11:59 p.m. of the day preceding the Closing, except as otherwise specified:

(i)          all income and revenue from the Properties including, without limitation, all resident payments (uncollected rents and other uncollected revenue shall not be adjusted at Closing and shall be subject to the provisions of Section 12(b) below);

(ii)         water, electricity, gas, sewer, telephone and other utility charges and deposits with utility companies to the extent such deposits are assignable and are assigned to Purchaser; provided, however, if there are meters on any of the Properties measuring the consumption of water, gas or electric current, the applicable Sellers shall, not more than one (1) Business Day prior to the Closing Date, make good faith efforts to have such meters read and shall pay promptly all utility bills for which Sellers are liable upon receipt of statements therefor. Purchaser shall be liable for and shall pay all utility bills for services rendered after such meter readings;

(iii)         Current general real estate taxes, personal property taxes, other ad valorem taxes and installments of assessments affecting the Properties located in Michigan shall be prorated as of the Closing Date on the basis of the most recent ascertainable amounts of each such item, with adjustments made at closing. For purposes of such prorations, “current” general real estate, personal property taxes and other ad valorem taxes means any of such impositions that were or will become first due and payable during the twelve (12) month period immediately preceding the Closing (the “Current Tax Year”), and “current” installments of assessments means assessment installments scheduled to be paid during the Current Tax Year. Current general real estate, personal property taxes, and other ad valorem taxes and assessment installments shall be prorated on a so-called due date basis, and shall be deemed to have been paid in advance by Sellers. Sellers shall be solely responsible for all general real estate taxes, personal property taxes, and other ad valorem taxes affecting the Properties that become first due and payable (and with respect to assessment installments, were scheduled to be paid) prior to the Current Tax Year. Purchaser shall be solely responsible for all general real estate taxes, personal property taxes, and other ad valorem taxes affecting the Property that become first due and payable (and with respect to assessment installments, are scheduled to be paid, regardless of when levied) after the Closing. In no event will any Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into at any time or for any reason. All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer will belong to and be the property of Sellers. All net tax refunds and credits attributable to any period on or subsequent to the Closing Date will belong to and be the property of Purchaser. Notwithstanding anything to the contrary contained in this Agreement, Sellers will have no obligation to pay or discharge any assessments (special or general), or the liens arising in connection therewith, except (I) those installments scheduled to be paid prior to the Current Tax Year, and (II) with respect to current installments of assessments, as prorated hereunder;

(iv)        Current general real estate taxes, personal property taxes, other ad valorem taxes and installments of assessments affecting the Properties located in Illinois shall be prorated as of the Closing Date on the basis of the most recent ascertainable amounts of each such item, with adjustments made at closing. Purchaser and Seller agree to prorate real estate taxes for the Properties located in Illinois assessed during calendar year 2013, which are payable in calendar year 2014, as of the Closing Date on a "cash basis". There shall be no proration of real estate taxes assessed during calendar year 2014 which are payable in calendar year 2015, the payment of which shall be Purchaser's responsibility. Seller shall be responsible for real estate taxes assessed during calendar year 2012 which were payable in calendar year 2013 and real estate taxes for all years prior thereto. Real estate taxes assessed for calendar year 2013 (which are payable in calendar year 2014) shall be prorated between Seller and Purchaser. Seller's allocable share of such real estate taxes shall be determined by multiplying the amount of such real estate taxes by a fraction, the numerator of which is the number of days in the calendar year for the period commencing on January 1, 2014 and ending on the Closing Date, and the denominator of which is 365. Purchaser responsible for the remainder of the 2013 real estate taxes and real estate taxes for all subsequent years. To the extent that prior to Closing Seller has paid real estate taxes for calendar year 2013 for which Purchaser is responsible, Seller shall receive a credit at Closing. If at Closing, the real estate tax rate assessments have not been set for calendar year 2013, then the proration of such taxes shall be based upon the most recent real estate tax bill, and such proration shall be adjusted between Seller and Purchaser after Closing upon issuance of the final tax bill for calendar year 2013;

(v)         amounts payable under the Contracts and the equipment and automobile leases to be assumed by Purchaser (if any);

(vi)        any other expenses normal to the operation and maintenance of the Properties; all installments of special assessments payable prior to the Current Tax Year shall be paid exclusively by Seller and all installments of special assessments payable after the Closing shall be paid exclusively by Purchaser, with current installments prorated as set forth in Section 12(a)(iii) above;

(vii)       Notwithstanding any provision of this Agreement to the contrary, Purchaser shall pay the sum of (x) fifty percent (50%) of all actual prepayment fees, penalties and premiums (collectively the “HUD Prepayment Fees”) due to the U.S. Department of Housing and Urban Development (“HUD”) and the applicable mortgagee (“HUD Lender”) in connection with the prepayment of the existing HUD insured loans (the “HUD Loans”), encumbering the properties known as Golden Orchards, Liberty Court, Crystal Springs, Lakeside Vista, Whispering Woods and Prestige Way, plus (y) One Hundred Thousand Dollars ($100,000.00) toward the HUD Prepayment Fees for the HUD Loans encumbering the Properties known as Lakeside Vista, Whispering Woods and Prestige Way. Notwithstanding the foregoing, in no event shall Purchaser’s obligation to pay a portion of the HUD Prepayment Fees with respect to the Properties known as Golden Orchards, Liberty Court, and Crystal Springs exceed the aggregate amount of Five Hundred Forty-Eight Thousand Dollars ($548,000.00) and in no event shall Purchaser’s obligation to pay a portion of the HUD Prepayment Fees with respect to the Properties known as Lakeside Vista, Whispering Woods and Prestige Way exceed the aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000.00). In connection with the prepayment of the HUD Loans, Seller shall have the right to receive the balance of any FF&E replacement reserves (the “Reserves”) held by the applicable HUD Lender under the HUD Loans, whether such Reserves are applied to the prepayment balance of the HUD Loans or remitted separately from the HUD Lender; and

(viii)      Notwithstanding any provision of this Agreement to the contrary, Purchaser shall pay fifty percent (50%) of all actual prepayment fees, penalties and premiums due to GE Capital in connection with the prepayment of the existing GE Capital loan encumbering the Properties (collectively the “GE Prepayment Fees”), provided, however, in no event shall Purchaser’s obligation to pay a portion of the GE Prepayment Fees exceed the aggregate amount of Two Hundred Two Thousand Dollars ($202,000.00).

(b)          On the date of the Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Sellers and Purchaser (or, provided that the parties agree, some of the prorations and adjustments may be made between Sellers and New Operator). If any prorations or adjustments are based on estimates as of Closing, when the amount of such costs, expenses, charges or amounts upon which such prorations or adjustments are finally known, Sellers and Purchaser shall make a recalculation of the apportionment of the same, and Sellers or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation. Subject to the prorations to be made pursuant to this Section 12(b), if any resident sends payments to a Seller after the Closing, such Seller shall promptly deliver such payment to Purchaser. As soon as reasonably practicable following the Closing Date, but not more than ten (10) days following the Closing Date, Seller Representative shall provide Purchaser a schedule of all unpaid accounts receivable relating to the period prior to the Closing Date. Sellers shall have the right to pursue such delinquent amounts following the Closing; provided that Sellers shall not have the right to cause any eviction or to terminate any Residency Agreement following the Closing on account of any delinquent amounts. Other than invoicing such past due amounts, Purchaser shall have no obligation to pursue any such delinquent amounts. To the extent such delinquent rents and other amounts are collected by Purchaser, Purchaser may deduct from the amount owed to Sellers an amount equal to the attorneys’ fees and other reasonable costs of collection and out of pocket costs actually incurred by Purchaser in collecting such rents, as well as any other amounts due to Purchaser. Subject to the foregoing sentence, any rent or other payment collected after the Closing from any resident which owed a payment that was delinquent as of the Closing Date shall be applied first to the applicable party’s unpaid monetary obligations with respect to any periods from and after the Closing Date through the end of the month in which such payment is made, in such order as Purchaser may elect, until such monetary obligations have been paid in full; any remaining amount of such payment shall be paid over to Sellers, for application against such party’s delinquent monetary obligations with respect to any periods before the Closing Date, in such order as Seller Representative may elect, until such delinquent monetary obligations have been paid in full, and any remaining amount of such payment shall be retained by Purchaser for application against such party’s future obligations. In addition, in calculating the prorations pursuant to this Section 12(b), Seller shall receive a credit in the amount of any utility, municipality or other deposits relating to the Properties made by Sellers and which are assigned to Purchaser at the Closing. Sellers shall be entitled to a refund from the utility or the municipality of any such deposits not assigned to Purchaser.

(c)          If any refund of real property taxes or personal property taxes regarding any of the Properties is made after the date of the Closing for a period prior to the Closing, after deducting Purchaser’s reasonable out-of-pocket costs, if any, in obtaining such refund, the amount of such refund that is on account of the period prior to Closing shall be paid to Sellers as Seller Representative directs. The balance, if any, of such refund that is on account of the period following Closing shall be paid to Purchaser. In addition, to the extent any income relating to the period prior to the Closing Date is paid to Purchaser, Purchaser shall promptly notify Seller Representative and remit such amount as directed by Seller Representative, to the extent Sellers are entitled to the same pursuant to the terms of this Agreement.

(d)          At Closing, Sellers shall transfer the following sums or give Purchaser a credit against the Aggregate Purchase Price in the amount of all (i) security deposits (together with any interest earned thereon or otherwise due to the residents under the terms of any Residency Agreement or applicable law); (ii) last months’ rents, and other prepaid rent or fees (together with any interest earned thereon or otherwise due to the residents under the terms of any Residency Agreements or applicable law); and (iii) any amounts held by Sellers in trust for the residents of the Facilities.

(e)          Any party hereto shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment or if information was not available prior to or on the Closing Date to finalize any proration, provided such adjustment is claimed by such party within ninety (90) days after the Closing Date or, with respect to real estate taxes, within sixty (60) days after the information necessary to finalize the proration becomes available. The provisions of this Section 12(e) shall survive Closing for the longer of (i) a period of ninety (90) days after Closing or (ii) sixty (60) days after the information necessary to finalize the proration with respect to real estate taxes becomes available.

13.         Closing Costs.

(a)          Sellers shall be responsible for the payment of (i) the fees and costs of Sellers’ counsel and investment advisors, if any, representing it in connection with the Transaction, and (ii) the Applicable Seller Transfer Taxes; (iii) the costs for the owner’s title policy with standard and extended coverage and any endorsements to cure any title defects that Seller is required to cure hereunder; (iv) one-half (1/2) of the sales and use taxes relating to the transfer of vehicles and other Personal Property; (v) the commission due to the Broker; (vi) one-half (1/2) of all escrow fees of the Title Company; and (vii) and all other fees, costs and expenses incurred by Sellers in connection with the Transaction not specifically provided for herein. The “Applicable Seller Transfer Taxes” shall mean, with respect to the Properties located in Michigan, Seller shall pay all recording and transfer taxes, and with respect to the Properties located in Illinois, Seller shall pay all state and county recording and transfer taxes.

(b)          Purchaser shall be responsible for the payment of (i) the fees and costs of Purchaser’s counsel and investment advisors representing it in connection with the Transaction; (ii) survey costs, environmental inspection costs and all due diligence costs and expenses; (iii) except for the costs paid by Seller pursuant to Section 13(a) above, the costs for any owner’s title policy endorsements requested by Purchaser or Purchaser’s lender and all title insurance costs in connection with the lender’s title policy; (iv) all taxes on any new mortgages to be placed upon the Properties by Purchaser’s lender; (v) one-half (1/2) of all escrow and closing fees of the Title Company; (vi) one-half (1/2) of the sales and use taxes relating to the transfer of vehicles and other Personal Property; (vii) with respect to the Properties located in Illinois, all local/municipal transfer and recording taxes; and (viii) all other fees, costs and expenses incurred by Purchaser in connection with the Transaction not specifically provided for herein.

14.         Remedies for Pre-Closing Defaults.

(a)          Purchaser Default. If Purchaser shall default under this Agreement and Sellers are not then in default under this Agreement, then subject to the rights of Purchaser set forth in Section 4(d)(iii) hereof, Seller Representative may elect to cancel this Agreement by giving notice to Purchaser and Escrow Agent. The parties hereto agree that the damages that Sellers will sustain as a result of such default will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event that Seller Representative shall elect to terminate this Agreement as a result of such default, and this Agreement shall not have terminated or be deemed terminated pursuant to the provisions of Section 4(d)(iii) hereof, Escrow Agent is hereby directed to pay the Deposit to Seller Representative, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder, in which event this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement.

(b)          Seller Default. If, due to Sellers’ default, Sellers shall fail to convey title subject to, and in accordance with, the terms of this Agreement, Purchaser’s sole remedy for such Seller’s default shall be to elect either (i) enforce specific performance of this Agreement, (ii) waive such default(s) and proceed to Closing or (iii) terminate this Agreement and receive a return of the Deposit, and in the event of such termination Sellers shall reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in respect of this Agreement and the

Transaction, including, without limitation, Purchaser’s legal fees and expenses, due diligence costs and title examination and survey expenses, in an amount not to exceed $25,000 per Property for each Property, and, thereafter, Seller Parties and Purchaser shall be relieved of all obligations and liabilities under this Agreement except under those provisions of this Agreement that are expressly stated to survive the termination of this Agreement. Purchaser hereby waives all other rights and remedies that it might have, including but not limited to, the right to sue for damages.

(c)          Collection Costs. If any legal action, arbitration or other similar proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. If either party is entitled to an award of its attorneys’ fees and expenses pursuant to the terms of this Section 14(c), such award shall be available notwithstanding the limitations on remedies set forth in Sections 14(a) and (b) above.

(d)          Survival.

(i)          Closing. None of the terms and conditions of this Agreement shall survive the Closing, except for the following Sections: 4(d)(ii), 7 (subject to the limitations set forth therein and in Section 15), 9 (subject to the limitations set forth therein), 11(d), 12 (subject to the limitations set forth in Section 12(e)), 14(c), 14(d), 15, 16, 18 (subject to the limitations set forth in Section 15), 19 (solely for purposes of interpreting any provision of this Agreement that is the subject of a dispute or to the extent applicable to any other surviving provision of this Agreement), 23, 26, 28, 29, 30 and 32.

(ii)         Termination. None of the terms and conditions of this Agreement shall survive the termination of this Agreement, except for the following Sections: 2(c), 4(d)(ii), 4(d)(iii) (with respect to Purchaser’s obligations to deliver to Sellers copies of reports), 14, 16, 19 (solely for purposes of interpreting any provision of this Agreement that is the subject of a dispute or to the extent applicable to any other surviving provision of this Agreement), 21, 28, 29, and 30.

15.         Remedies for Post-Closing Defaults.

(a)          At Closing, an amount equal to two and 25/100ths percent (2.25%) of the Aggregate Purchase Price paid at such Closing (the “Escrow Amount”) will be withheld from Sellers’ closing proceeds and placed into an account agreed to by the parties and designated by Escrow Agent, and Escrow Agent shall hold the same in escrow (the “Seller Escrow”) pursuant to an escrow agreement in form attached hereto as Exhibit K (the “Post Closing Escrow Agreement”), as security for any liability of Seller arising in connection with any Claims with respect to any of Sellers’ representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document. On the date that is 425 days following the Closing Date, the remaining portion of the Escrow Amount less the good-faith and reasonable estimate of the amount sufficient to pay any Claim with respect to any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document that that has not yet been fully agreed or adjudicated but that has been made by Purchaser prior to the date that is 425 days following the Closing Date shall be released to Seller.

(b)          Indemnification by Seller. Following the Closing, each Seller shall jointly and severally indemnify, hold harmless and defend Purchaser and the Purchaser Indemnification Parties from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Losses”) which Purchaser and/or the Purchaser Indemnification Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(1)         any breach or inaccuracy of any of the representations and warranties made by Seller in Section 7 of this Agreement;

(2)         any failure by Seller to carry out, perform, satisfy and discharge any of its express covenants, agreements, or obligations under this Agreement in any material respect;

(3)         the Excluded Liabilities; or

(4)         any federal, state, or local income, payroll, sales and use, ad valorem or other taxes payable by Seller or Operators or for which Seller or Operators are liable in connection with any period prior to the Closing Date, and any interest or penalties thereon.

(c)          Indemnification by Purchaser. Following the Closing, Purchaser and all of the Purchaser Designees who take title to the Properties at Closing (all of the foregoing, jointly and severally, being collectively referred to as the “Purchaser Indemnification Parties”), shall indemnify and hold harmless each Seller Party from and against, and reimburse each Seller Party for, any and all Losses which any Seller Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(1)         any breach or inaccuracy of any representations and warranties made by Purchaser in or pursuant to Section 8 of this Agreement;

(2)         any failure by any Purchaser Indemnification Parties to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or

(3)         the Assumed Liabilities.

(d)          Purchaser Indemnification Limits; Survival. The Purchaser Indemnification Parties shall not be entitled to any indemnification from Seller under Sections 15(b)(1) or 15(b)(2) unless and until the aggregate amount of indemnifiable claims of the Purchaser Indemnification Parties under Sections 15(b)(1) or 15(b)(2) exceeds One Hundred Thousand and No/100 U.S. Dollars ($100,000) (the “Seller Threshold”), at which point Seller shall be liable for all indemnifiable claims of the Purchaser Indemnification Parties under Section 15(b)(1) or 15(b)(2). Seller’s liability for indemnification under Section 15(b)(1) or

15(b)(2) shall not in any case exceed Three Million Five Hundred Thousand and No/100th Dollars ($3,500,000), inclusive of the Seller Escrow, for Claims for which Purchaser gives notice to Seller during the period commencing with the Closing Date and ending 425 days following the Closing Date, and shall not exceed One Million Five Hundred Thousand and No/100th Dollars ($1,500,000) for Claims for which Purchaser gives notice to Seller during the period commencing on the date that is 426 days following the Closing Date through the date that is 545 days following the Closing Date (as applicable, the “Indemnification Cap”); provided, however, that neither the Seller Threshold nor the Indemnification Cap shall apply in the case of: (i) fraud on the part of Seller; (ii) any claims arising under Section 15(b)(1) with respect to the representations and warranties contained in Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(xiv) or 16; or (iii) any claims arising under Sections 15(b)(3) or 15(b)(4). Sellers shall not be obligated to indemnify the Purchaser Indemnification Parties pursuant to Section 15(b) for any amounts of indemnifiable Losses in excess of the Aggregate Purchase Price. All of Seller’s representations and warranties under this Agreement shall survive for a period of 545 days following the Closing Date. Purchaser waives and releases any and all Claims for breach of representation or warranty or for indemnifiable Losses for which Purchaser did not give notice of a Claim to Seller prior to 545 days following the Closing Date.

(e)          Seller Indemnification Limits; Survival. Seller shall not be entitled to any indemnification from the Purchaser Indemnification Parties under Section 15(c) unless and until the aggregate amount of indemnifiable claims of Seller under Section 15(c)(1) or 15(c)(2) exceeds One Hundred Thousand and No/100 U.S. Dollars ($100,000) (the “Purchaser Threshold”), at which point the Purchaser Indemnification Parties shall be liable for all indemnifiable claims of Seller under Section 15(c)(1) or 15(c)(2). The liability of the Purchase Indemnification Parties for indemnification under Section 15(c)(1) or 15(c)(2) shall not in any case exceed Three Million Five Hundred Thousand and No/100th Dollars ($3,500,000) for Claims for which Seller gives notice to Purchaser during the period commencing with the Closing Date and ending with the date that is 425 days following the Closing Date, and shall not exceed One Million Five Hundred Thousand and No/100th Dollars ($1,500,000) for Claims for which Seller gives notice to Purchaser during the period commencing on the date that 426 days following the Closing Date through the following the date that is 545 days following the Closing Date (as applicable, the “Purchaser Indemnification Cap”); provided, however, that neither the Purchaser Threshold nor the Purchaser Indemnification Cap shall apply in the case of: (i) fraud on the part of any of the Purchaser Indemnification Parties; (ii) any claims arising under Section 15(c)(1) with respect to the representations and warranties contained in Sections 9(a) and 9(b), or (iii) any claims under Section 15(c)(3). The Purchaser Indemnification Parties shall not be obligated to indemnify Sellers pursuant to Section 15(c) for any amounts of indemnifiable Losses in excess of the Aggregate Purchase Price. All of Purchaser’s representations and warranties under this Agreement shall survive for a period of 545 days following the Closing Date. Seller waives and releases any and all Claims for breach of representation or warranty or for indemnifiable Losses for which the Seller did not give notice of a Claim to Purchaser prior to 545 days following the Closing Date.

(f)          Determination of Losses. For purposes of determining the amount of Losses that are subject to indemnification hereunder with respect to any events, facts or circumstances, after determining whether or not such facts, events or circumstances give rise to a breach of a representation or warranty (after giving full effect to any qualifications as to materiality or similar standards, or of lack of “material adverse effect,” contained in such representation and warranty), the determination of the amount of Losses for such breach of representation and warranty, as it relates to such facts, events or circumstances, shall be made without giving effect to any qualifications as to materiality or similar standards, or the lack of “material adverse effect” contained in such representation or warranty.

(g)          Tax Treatment. Any payments made pursuant to Section 15 of this Agreement shall be treated as a purchase price adjustment for income tax purposes.

(h)          Calculation of Aggregate Purchase Price. For purposes of Section 15 the total Aggregate Purchase Price shall be deemed to mean the Aggregate Purchase Price, as adjusted in accordance with the terms of this Agreement, for each Facility for which Closing has occurred hereunder.

(i)          Procedures Regarding Third Party Claims. The procedures to be followed by Purchaser and Seller with respect to indemnification hereunder regarding claims by third parties shall be as follows:

(i)          Promptly after receipt by Purchaser or Seller, as the case may be, of notice of the commencement of any action or proceeding or the assertion of any claim by a third person, which the party receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the “Indemnified Party”) shall give notice of such action, proceeding or claim to the party against whom indemnification is sought (the “Indemnifying Party”), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.

(ii)         The Indemnifying Party shall be entitled, at its own expense, to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in such defense after such assumption at the Indemnified Party’s own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided that such settlement is paid in full by the Indemnifying Party and will not have any continuing material adverse effect upon the Indemnified Party.

(iii)        With respect to any action, proceeding or claim as to which the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party may assume and control the defense of and contest such action, proceeding or claim with counsel chosen by the Indemnified Party. The Indemnifying Party shall be entitled to participate in defense at the Indemnifying Party’s own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under this Section 15. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in the action insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under this Section 15, it shall act reasonably and in good faith in doing so and in consultation with the Indemnifying Party.

(iv)        Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

(j)          General Qualifications on Indemnification. Notwithstanding any provision to the contrary, the indemnification rights set forth in this Section 15 shall be subject to the following:

(i)          The liability of an Indemnifying Party with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by Indemnified Party as a result of any damages, upon which such claim is based, and shall include any tax detriment actually suffered by the Indemnified Party as a result of such damages. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such damages.

(ii)         Damages shall include actual damages and shall not include any special, punitive, multiplied, incidental, indirect or consequential damages, or lost profits, except to the extent the same are included in a third-party judgment against the Indemnified Party.

(iii)        Upon payment in full of any indemnification claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such indemnification claim.

(iv)        Any amounts due to Purchaser from Seller pursuant to this Section 15 shall be paid first from the Escrow Amount in accordance with the Post Closing Escrow Agreement, until the Escrow Amount has been exhausted or released.

(v)         If there is a failure of any condition precedent to Closing hereunder, as set forth in Section 6 hereof, then, unless such failure is caused by the default of a party of a covenant or other obligation under this Agreement, such failure shall not constitute a default hereunder and the sole and exclusive remedy of the applicable party whose condition to Closing was not satisfied shall be to terminate this Agreement by giving written notice thereof to the other party prior to or at the Closing, in which event the Deposit shall be returned to Purchaser, and, after the return to Purchaser of the Deposit, neither the Seller Parties nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination.

(vi)        Notwithstanding anything herein to the contrary, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to Purchaser at law, in equity or under this Agreement to make a claim against any Seller Parties or Operators for Losses that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser actually knew or is deemed to have known (as defined below) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder. Purchaser shall be “deemed to have known” at the time of Closing that a representation or warranty was untrue, inaccurate or incorrect if the due diligence information that is either (i) provided by Seller to Purchaser in written or electronic form either in the Schedules hereto, or in the electronic data room used by the parties for the Transaction, or (ii) is obtained by Purchaser as a result of the Tests and investigations performed by Purchaser, is inconsistent with such representation or warranty.

(k)          Effective Upon Closing. The provisions of this Section 15 shall become effective upon completion of the Closing, and shall have no force and effect prior to the Closing or if this Agreement is terminated prior to Closing.

(l)           Exclusive Remedy. From and after the Closing, the rights of the parties to indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article 8, and such rights shall be the exclusive remedies of the parties subsequent to the Closing, except that the foregoing shall not limit any claim under this Agreement with respect to fraud or wilful misconduct or to specifically enforce covenants under this Agreement or in the event of any party’s breach of any covenants or obligations first accruing after Closing under any documents executed and delivered at Closing with ongoing obligations after Closing, or with respect to obligations under this Agreement that survive Closing and for which a Claim first accrues after Closing.

16.         Broker. Seller Parties and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant in connection with the Transaction contemplated by this Agreement. Notwithstanding the foregoing, Seller Parties and Purchaser acknowledge that Seller Parties have engaged Houlihan Lokey Real Estate Group, Inc. (“Broker”) as its investment advisor and the Sellers shall pay the fees due to Broker in accordance with a separate agreement between Seller Representative and Broker. Sellers and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 16. The provisions of this Section 16 shall survive the Closing or termination of this Agreement.

17.         Risk of Loss.

(a)          Condemnation.

(i)          If, at any time prior to the Closing Date, all or a Substantial Portion of a Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then this Agreement shall remain in full force and effect (provided that the occurrence of such Taking shall not be deemed to cause a breach of any provisions of this Agreement, and Sellers shall not be obligated to transfer to Purchaser the Property (or Substantial Portion of the Property) subject to such condemnation or taking by eminent domain) and on the Closing either (A) Purchaser shall be entitled to any condemnation award to be granted with respect to the remaining Properties and Sellers shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Sellers to prosecute such claim and restore the Properties, or (B) Purchaser shall have the right to not close on the applicable Property and the Aggregate Purchase Price shall be reduced by the applicable Property Purchase Price, and the portion of the Deposit attributable to such Property shall be returned to Purchaser. Sellers agree to deliver promptly after receipt thereof any and all written notices of a Taking received by Sellers after the date hereof. In addition, Seller shall have the right to terminate this Agreement with respect to all of the Properties if a sufficient number of Properties are terminated from this Agreement as a result of a Taking and/or Material Casualty so that the aggregate resident census for all of the Properties that were not terminated from this Agreement as a result of a Taking and/or Material Casualty is ninety percent (90%) or less than the aggregate resident census for the Properties as of the Effective Date of this Agreement

(ii)         As used herein, a Taking of a “Substantial Portion of a Property” shall mean a Taking which (a) results in an award reasonably estimated to exceed $125,000 with respect to any Facility, (b) adversely affects access to, egress from or operation of such Property, (c) reduces the number of residential beds in such Property by 5% or more, (d) materially reduces the common areas or amenity space at such Property or results in Purchaser not being able to operate the Property as an integrated economically viable whole, or (e) results in such Property being in violation of any applicable law or any Contract.

(b)          Destruction or Damage.

(i)          In the event that a Property, shall be damaged or destroyed by fire or any other casualty (“Casualty”) that constitutes a Material Casualty prior to the Closing Date, Seller Representative shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller Representative and reasonably satisfactory to Purchaser. If the Casualty is a Material Casualty, then this Agreement shall remain in full force and effect (provided that the occurrence of such Material Casualty shall not be deemed to cause a breach of any provisions of this Agreement) and on the Closing either, (A) Purchaser shall be entitled to any insurance proceeds payable to such Seller on account of such Casualty as well as the amount of any policy deductibles applicable to such Seller’s insurance, less such sums, if any, as shall have been actually and reasonably incurred by such Seller or expended by such Seller in connection with the repair or restoration of such Casualty or the prosecution of such claim, or (B) Purchaser shall have the right to not close on the applicable Property and the Aggregate Purchase Price shall be reduced by the applicable Property Purchase Price , and the portion of the Deposit attributable to such Property shall be returned to Purchaser.

(ii)         As used herein, a “Material Casualty” shall mean a Casualty which (a) the cost of repairs and/or restoration are reasonably estimated to exceed $125,000 per Facility, (b) adversely affects access to, egress from or operation of such Property, (c) reduces the number of residential beds in such Property by five percent (5%) or more, (d) materially reduces the common areas or amenity space at such Property or results in Purchaser not being able to operate the Property as an integrated economically viable whole, or (e) results in such Property being in violation of any applicable law or any Contract.

18.         Limited Warranties; Disclaimer.

(a)          Limited Warranties. Notwithstanding anything to the contrary contained in this Agreement, the purchase, sale and conveyance of the Properties shall be made with the limited warranties from Sellers to Purchaser contained in Section 7 of this Agreement and the documents to be delivered by Sellers at Closing.

(b)          Disclaimer. Purchaser agrees that, except as and to the extent provided in the representations and warranties contained in Section 7 of this Agreement or in the documents to be delivered by Sellers at Closing, Purchaser is purchasing the Properties in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any other warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Sellers.

(i)          Except as and to the extent provided in the representations and warranties contained in Section 7 of this Agreement and in the documents to be delivered by Sellers at Closing, each of the Seller Parties and their Affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, with respect to the Properties or any portion thereof, the physical condition or repair or disrepair thereof (whether patent or latent), the value, profitability or marketability thereof or the title thereto, or of any of the appurtenances, facilities or equipment thereon;

(ii)         Except as and to the extent provided in the representations and warranties contained in Section 7 of this Agreement and in the documents to be delivered by Sellers at Closing, each of Seller Parties and their Affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use;

(iii)        Purchaser has not relied upon any statement or representation by or on behalf of Sellers unless such statement or representation is specifically set forth in Section 7 of this Agreement or in the documents to be delivered by Seller Parties at Closing;

(iv)        As of the date hereof and through the end of the Due Diligence Period, Purchaser has made and will make such legal, factual and other inquiries and investigations as Purchaser has deemed necessary, desirable or appropriate with respect to the Properties and the value and marketability thereof and of the appurtenances, facilities and equipment thereof. Such inquiries and investigations of Purchaser are hereby deemed to include, without limitation, the physical components of all portions of the Improvements, the condition of repair of the Property or any portion thereof, such state of facts as a current title report and/or an accurate survey, environmental examinations, and flood plain examinations would show or disclose, and the present and future zoning, ordinances, resolutions and regulations of the city, county and state where the Improvements are located.

(c)          Except as specifically set forth in Section 7 of this Agreement or in the documents to be executed and delivered by Seller Parties at Closing, each of Seller Parties and their Affiliates, and its and their officers, directors, members, managers, partners, principals, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, that relate to, arise out of or with respect to (1) Purchaser’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy or other licenses for the use or operation of the Improvements, and/or certificates of compliance for the Improvements, (2) the actual or potential income, or profits, to be derived from the Properties, (3) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Properties, (4) Purchaser’s ability or inability to demolish the Improvements or otherwise develop the Properties, (5) the environmental condition of the Properties, (6) the fitness of the Properties for a particular purpose, or (7) any other matter relating to the Properties.

(d)          Neither this Section 18 nor any other provision of this Agreement shall be deemed to excuse or otherwise limit Purchaser’s recourse against Seller in the event of any fraud by any Seller Party.

19.         General Provisions.

(a)          Entire Agreement. This Agreement and exhibits hereto constitute the entire agreement of Seller Parties and Purchaser with respect to sale of the Properties and supersedes all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

(b)          Amendments. This Agreement may be amended only by a written agreement executed and delivered by Seller Representative and Purchaser.

(c)          Waivers. No waiver of any provision or condition of, or default under, this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)          Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.

(e)          Assignment. This Agreement may not be assigned by Purchaser without the consent of Seller Representative. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Agreement, which assignment or attempted assignment shall be void if made without the written consent of Seller Representative. Notwithstanding the foregoing, (i) concurrently with Closing, Purchaser may assign its rights under this Agreement, without the consent of Seller Representative, to one or more Purchaser Designees, provided that such Purchaser Designees assume in writing all of the obligations of Purchaser to be performed under this Agreement in a form reasonably acceptable to Seller Representative and an original of such fully executed assignment and assumption agreement is delivered to Seller Representative at least five (5) Business Days prior to the Closing; (ii) Purchaser may designate (without assigning this Agreement) one or more Purchaser Designees to take title to one or more of the Properties at Closing; and (iii) Purchaser may assign certain of its rights under this Agreement relating to the Personal Property, without the consent of Seller Representative, to New Operator. Purchaser shall not assign this Agreement, in whole or in part, or name as a Purchaser Designee, to an entity or individual which would make any of the statements, representations or warranties set forth in Section 9 of this Agreement untrue or incorrect in any material respect. No assignment of this Agreement, in whole or in part, or designation of a Purchaser Designee, shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment. Any assignment in violation of this Section shall be null and void and without force and effect.

(f)          Notices. Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered (i) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery, (ii) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier, or (iii) by fax, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, and shall be addressed to the respective party as set forth in this subsection (f). Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

To Seller Representative:	c/o WCP Investment Manager LLC
40 Danbury Road
Wilton, CT 06897-4406
Attn: Jordan S. Socaransky & Marc Porosoff, Esq.
Facsimile: 203-429-8599

with a copy to:	Rowan Farber
LifeHouse Health Services
300 Corporate Pointe, Suite 550
Culver City, CA 90230
Facsimile: 310-388-3061

with a copy to:	DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Rick Marks, Esquire
Facsimile: 202-799-5202

With a copy to:	Morris, Manning & Martin, LLP
1401 I Street, NW
Suite 600
Washington, DC 20008
Attention: Elizabeth A. Karmin
Facsimile: 202-408-5146

To Purchaser:	American Realty Capital Healthcare Trust Operating Partnership, L.P.
405 Park Avenue
15th Floor
New York, NY 10022
Attention: Edward M Weil., Jr.
Facsimile: 212-415-6542

with a copy (which will not constitute notice) to:

Jesse Galloway
American Realty Capital Healthcare Trust Operating Partnership, L.P.
405 Park Avenue, 15th Floor
New York, New York 10022
Facsimile: 212-415-6542

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida 32801
Attention: Michael A. Okaty
Facsimile: 407-648-1743

(g)          Governing Law and Waiver of Jury Trial. This Agreement shall be governed in all respects by the internal laws of the State of Michigan without regard to the laws regarding conflicts of laws. The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Agreement. Notwithstanding the foregoing, solely to the extent a dispute or matter involves real estate conveyancing law pertaining to the Properties located in Illinois, then such matter or dispute shall be governed by the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

(h)          Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

(i)          Construction. Seller Parties and Purchaser agree that each party and its counsel have reviewed and approved this Agreement, and that any rules of construction that provide that ambiguities be resolved against the drafting party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto. The words “include”, “including”, “includes” and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.

(j)           No Recording. Purchaser shall not, and shall not cause or permit any other person to, record this Agreement or any memorandum or other evidence thereof in any public records. If Purchaser violates the terms of this subsection (j), then this Agreement shall be deemed ipso facto terminated.

(k)          Public Announcement. Seller Representative and Purchaser agree to cooperate with each other to make joint and/or coordinated public announcements disclosing this Agreement and the Transaction contemplated hereby.

20.         Interest in Bed of Streets. Title to the Properties shall be conveyed together with all rights, title and interest, if any, of Sellers in and to land lying in the bed of any streets, roads, avenues, alleys or passageways, opened or proposed, bounding or abutting any Property, and all rights, title and interest of Sellers, if any, in and to any award(s) made or to be made in lieu thereof and in and to any unpaid award(s) for damage to any Property by reason of change of grade of any street, and Sellers will execute and deliver to Purchaser, at Closing, or thereafter, on demand, a quitclaim conveyance of such titles and the assignment and collection of any such award(s), together with all rights, title and interest, if any, of Sellers in and to any easements, rights of way or passageways appurtenant to such Property.

21.         Diligence Materials. If Closing is not completed (as to any one or more Properties) Purchaser shall return to Seller Representative or shall destroy all applicable plans, maps, descriptions, permits, certifications, licenses, approvals, environmental audits, and other diligence materials respecting the applicable Properties (“Diligence Materials”) to the extent such materials have been provided by or on behalf of Seller, except to the extent that Purchaser is advised by legal counsel that complying with this provision would be prohibited by law or regulatory authority. Notwithstanding the foregoing, Purchaser may keep archived copies of the Diligence Materials (but expressly excluding any records, including medical records, pertaining to individual residents at the Properties) in the ordinary course of business in accordance with Purchaser’s document retention policies. If Closing is not completed (as to any one or more Properties) for any reason other than Seller’s default under this Agreement, Purchaser shall deliver to Seller Representative copies of any Phase I and/or Phase II environmental report, zoning reports, title reports, surveys, appraisals and/or property condition reports commissioned by or on behalf of Purchaser relating to such Properties, without representation or warranty whatsoever as to the completeness or accuracy thereof, and without liability for any amounts which Purchaser may owe in connection therewith.

22.         Waiver. By proceeding with the Closing, Seller Parties and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Closing Date whether under this Agreement or any other document or instrument executed by the other party in connection with the Transaction, of which the waiving party was made aware by written notice given in accordance with Section 19(f) of this Agreement from the defaulting or breaching party prior to the Closing Date for which the other party shall have no liability.

23.         Non-compete. Sellers agree that, for a period of two (2) years following the applicable Closing Date, Sellers shall not have any other direct or indirect interest whatsoever in, any business enterprise that develops, owns, operates or manages any facility that is used or intended for use, in whole or in part, for occupancy as an assisted living facility and that is located within eight (8) miles of the applicable Properties that were sold on the applicable Closing Date (the “Restricted Area”); provided, however, that the foregoing shall not restrict (A) passive investments in securities of a publicly-held entity, (B) investments of not more than 20% of the equity interests in a privately-held entity, (C) any new investments in a portfolio of assets where not more than 25% of such acquired portfolio constitutes senior facilities that compete with the Properties, (D) investments in debt securities that are secured by or relate to assets, services, operations or other businesses that compete with the Properties within the Restricted Area.

24.         Facsimile/Electronic Signatures.

(a)          The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller Parties each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any notices delivered by facsimile transmission.

(b)          Furthermore, the execution of this Agreement and all amendments hereto, may be effected by electronic signatures, all of which shall be treated as originals. Purchaser and Seller Parties each intend to be bound by its respective electronic transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and any amendments delivered by electronic transmission.

25.         Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

26.         Assumed Liabilities. Except as expressly set forth herein, Purchaser shall not assume, in connection with the Transaction, any liability or obligation of Sellers whatsoever, and, to this end, Sellers shall retain responsibility for all liabilities and obligations accrued or incurred from its operations prior to Closing and all liabilities and obligations arising from its operations prior to Closing, whether or not accrued and whether or not disclosed.

27.         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is not a Business Day, in which event the period shall run until the next day which is a Business Day.

28.         Seller Representative. Each Seller, by signing this Agreement, designates Seller Representative as the representative of the Sellers for purposes of this Agreement and all agreements contemplated hereby or delivered in connection herewith. The Sellers shall be bound by any and all actions taken by Seller Representative on their behalf. Purchaser shall be entitled to rely upon any communication or writing given by or to, or executed by, Seller Representative. All notices to be sent to any Seller pursuant to this Agreement or any other agreement contemplated hereby or delivered in connection herewith may be addressed to Seller Representative and any notice so sent shall be deemed notice to each Seller hereunder. The Sellers hereby consent and agree that Seller Representative is authorized to accept and deliver notice on behalf of the Sellers pursuant hereto and pursuant to all other agreements contemplated hereby or delivered in connection herewith and to deliver waivers and consents on behalf of the Sellers pursuant hereto. Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller with respect to all matters pertaining to this Agreement and the transactions contemplated hereby, with full power in its name and on its behalf to act according to the terms of this Agreement and all other agreements contemplated hereby or delivered in connection herewith in the absolute discretion of Seller Representative, and to do all things and to perform all acts contemplated by or deemed advisable in connection with this Agreement and the distribution of the Aggregate Purchase Price payable to the Sellers. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Sellers, or by operation of law. Each Seller hereby irrevocably agrees that it shall be bound to the terms of any settlement of any dispute under this Agreement entered into by Seller Representative.

29.         Exculpation. Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or shareholder of the Sellers, Seller Representative or Purchaser (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against, any Sellers, Seller Representative or Purchaser arising under this Agreement. No personal judgment shall be sought or obtained against any of the foregoing (other than Sellers and Purchaser) in connection with this Agreement. In furtherance of the foregoing, Seller

Representative shall not have any liability or responsibility for any of the respective Sellers’ obligations under this Agreement or any of the documents executed and delivered by the Sellers at Closing.

30.         Joint and Several Liability. Each Seller shall be jointly and severally liable for the obligations and liabilities of each and every Seller under this Agreement.

31.         Illinois Bulk Sales Clearances. Seller shall promptly request after the expiration of the Due Diligence Period, and on or before the Closing Date Seller shall deliver to Purchaser, a release letter or certificate from the Illinois Department of Revenue indicating that Purchaser has no obligation to withhold any amounts from the Purchase Price for the Illinois Properties upon transfer of such Properties pursuant to Section 902(d) of the Illinois Income Tax Act, as amended or 35 ILCS 120/5j of the Illinois Compiled Statutes, as amended, or specifying the holdback amount which will satisfy Purchaser’s obligations under Section 9.02(d) and 35 ILCS 201/5j (collectively, the “Bulk Sale Clearances”). If the Bulk Sale Clearances are so delivered and require that funds be withheld pursuant to the terms thereof, then Purchaser may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by the Bulk Sale Clearances so received and the related statutes. Purchaser shall deposit the amounts withheld in escrow with the Escrow Agent, pursuant to an escrow agreement with terms and conditions reasonably acceptable to Seller and Purchaser, but in any event complying with the Bulk Sale Clearances so received and the related statutes. Notwithstanding the foregoing provisions of this Section 31, in the event the Bulk Sale Clearances are not available at Closing, at Seller’s option, Seller may either (1) proceed with Closing and provide Purchaser with an indemnity agreement, in form and substance reasonably satisfactory to Purchaser, pursuant to which Seller indemnifies Purchaser with respect to all liabilities which may be imposed upon Purchaser as a result of not having received one or more Bulk Sale Clearances and the effects of any statutes related to bulk sales and attendant obligations; provided, that when the Bulk Sale Clearances are delivered indicating that no assessed but unpaid tax or penalty is due, then the aforementioned indemnity agreement shall be null and void or (2) adjourn the Closing for a period not greater than thirty (30) days until the Bulk Sale Clearances have been received.

32.         Purchaser Records Rights. Upon Purchaser’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures reasonably necessary to complete an audit pertaining to each purchased Facility for the three (3) most recent full calendar years and the interim period of the current calendar year (collectively, the “Records”) available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Purchaser or its designated accountants, and in the possession or control of Seller, to enable Purchaser to file any filings required by the Securities and Exchange Commission (the “SEC”) in connection with the purchase of each purchased Facility. Seller understands and acknowledges that Purchaser is required to file audited financial statements related to the Purchased Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide any records on a timely basis to facilitate Purchaser’s timely submission of such audited financial statements. The provisions of this section shall survive Closing.

33.         Exhibits and Schedules. The parties acknowledge that the Applicable Exhibits and Applicable Schedules (each defined below) have not been attached to this Agreement as of the Effective Date. The parties shall agree upon the Applicable Exhibits prior to the Due Diligence Deadline. In addition, Seller shall deliver to Purchaser the Applicable Schedules within ten (10) Business Days after the Effective Date. In the event Seller fails to provide to Purchaser all of the Applicable Schedules within such ten (10) Business Days, then the Due Diligence Deadline shall be extended, on a day for day basis, for each day after such ten (10) Business Day period until Seller provides all of the Applicable Schedules to Purchaser. In addition, in the event the parties have not agreed upon the Applicable Exhibits prior to the Due Diligence Deadline, which agreement shall be evidenced by an executed amendment to this Agreement or by copies of the Applicable Exhibits to be attached hereto initialed by both Purchaser and Seller Representative, then either party shall have the right to terminate this Agreement by notice to the other party given prior to the Due Diligence Deadline. The parties agree to negotiate the Applicable Exhibits in good faith.

The “Applicable Exhibits” are:
Exhibit B	Aggregate Purchase Price Allocation
Exhibit B-1	Purchase Price Allocation
Exhibit B-2	Deposit Allocation
Exhibit G	Certain Purchaser Designees
Exhibit J	Form of Bridging Documents
Exhibit L	Form of Temporary License Agreement
Exhibit N	Form of Membership Interest Purchase Agreement
Exhibit O	Form of Guaranty of New Operator’s Obligations

The “Applicable Schedules” are:
Schedule 3(a)	Domain Names included in Intangibles
Schedule 3(b)(iv)	Excluded Personal Property
Schedule 3(b)(vi)	Excluded Computer Software
Schedule 7(a)	General Disclosures
Schedule 7(a)(vi)	Liens on Personal Property
Schedule 7(a)(x)	Litigation
Schedule 7(a)(xi)	Material Contracts
Schedule 7(a)(xii)	Rent Roll
Schedule 7(a)(xix)	Environmental Reports
Schedule 7(a)(xxvii)	List of Seller’s property and liability insurance and claims thereunder

[Signatures on following pages]

IN WITNESS WHEREOF, Purchaser has executed this Agreement on the date first above written.

PURCHASER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	American Realty Capital
Healthcare Trust, Inc.,
a Maryland corporation,
its general partner

	By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

IN WITNESS WHEREOF, Seller Parties have executed this Agreement on the date first above written.

SELLER REPRESENTATIVE:

LIFEHOUSE Holdings, LLC,
a Delaware limited liability company

By:	LifeHouse Investors I, LLC,
a Delaware limited liability company, its Sole Member

By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

SELLERS:

LEISURE LIVING PROPERTIES - HOLT, LLC,
a Delaware limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LEISURE LIVING PROPERTIES - DEWITT, LLC,
a Delaware limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE CRYSTAL MANOR PROPERTY, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE WALDON WOODS PROPERTY, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE - GOLDEN ACRES PROPERTIES, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosof
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE – GOLDEN ACRES PROPERTIES II, LLC, a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE GRAND BLANC PROPERTIES, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE CLARE PROPERTIES, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE MT. PLEASANT PROPERTIES, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE MT. PLEASANT PROPERTIES II, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE - OAKRIDGE MANOR DIXON PROPERTIES, LLC,
an Illinois limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE - OAKRIDGE MANOR ROCKFORD PROPERTIES, LLC,
an Illinois limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE PRESTIGE COMMONS PROPERTIES, LLC, a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LEISURE LIVING PROPERTIES – BUCHANAN, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LIFEHOUSE BUCHANAN PROPERTY-II, LLC,
a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LEISURE LIVING PROPERTIES – GRAND RAPIDS, LLC, a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

LEISURE LIVING PROPERTIES – HOLLAND, LLC, a Michigan limited liability company

By:	LifeHouse Holdings, LLC, a Delaware limited liability company, its Sole Member

	By:	LifeHouse Investors I, LLC, a Delaware limited liability company, its Sole Member

		By:	/s/ Marc Porosoff
Name: Marc Porosoff
Title: Authorized Signatory

		By:	/s/ Jordan Socaransky
Name: Jordan Socaransky
Title: Authorized Signatory

ACCEPTANCE AND APPROVAL BY ESCROW AGENT

Escrow Agent hereby (i) acknowledges receipt of a fully executed copy or counterpart copies of the foregoing Agreement on this 17th day of June, 2014, and (ii) agrees to establish an escrow and act as the Escrow Agent in accordance with the provisions of the Agreement. Escrow Agent further agrees to deliver immediately to Purchaser and Seller Representative fully executed copies of the Agreement.

STEWART TITLE GUARANTY COMPANY

By:	/s/ Annette M. Comer
Name: Annette M. Comer
Title: Vice President

Escrow Agent and

Address for Notices:

Wire Transfer Information:	Bank Name:	Wells Fargo Bank, N.A.
	Bank Address:	420 Montgomery Street
San Francisco, CA 94101-1205

	ABA #:	121 000 248
For credit to the
	Account of:	Stewart Title Guaranty Company
National Title Service – Boston

	Account No.:	412166 5830
	ATTN:	Amy Wright

Reference:

Exhibits and Schedules to the Agreement

Exhibit A	Description of Land
Exhibit B	Aggregate Purchase Price Allocation
Exhibit B-1	Purchase Price Allocation
Exhibit B-2	Deposit Allocation
Exhibit C-1	Form of Deed for Michigan Property
Exhibit C-2	Form of Deed for Illinois Property
Exhibit D	FIRPTA Affidavit
Exhibit E	Form of Assignment of Contracts
Exhibit F	Form of Owner’s Affidavit
Exhibit G	Certain Purchaser Designees
Exhibit H	Form of Assignment of Residency Agreements
Exhibit I	Form of Bill of Sale and General Assignment
Exhibit J	Form of Bridging Documents
Exhibit K	Form of Post-Closing Escrow Agreement for Seller Escrow
Exhibit L	Form of Temporary License Agreement
Exhibit M	[Reserved]
Exhibit N	Form of Membership Interest Purchase Agreement
Exhibit O	Form of Guaranty of New Operator’s Obligations

Schedule 3(a)	Domain Names included in Intangibles
Schedule 3(b)(iv)	Excluded Personal Property
Schedule 3(b)(vi)	Excluded Computer Software
Schedule 7(a)	General Disclosures
Schedule 7(a)(vi)	Liens on Personal Property
Schedule 7(a)(x)	Litigation
Schedule 7(a)(xi)	Material Contracts
Schedule 7(a)(xii)	Rent Roll
Schedule 7(a)(xix)	Environmental Reports
Schedule 7(a)(xxvii)	List of Seller’s property and liability insurance and claims thereunder

Exhibits and Schedules

EXHIBIT A

DESCRIPTION OF LAND

EXHIBIT "A-01"

LEISURE LIVING PROPERTIES - HOLT, LLC

That part of the Northwest 1/4 of Section 14, Town 3 North, Range 2 West, Delhi Township, Ingham County, Michigan, described as: Commencing at the West 1/4 corner of Section 14; thence South 89 degrees 43 minutes 30 seconds East, 2015.58 feet along the East-West1/41ine of Section 14 to the point of beginning of the following described parcel; thence North 00 degrees 20 minutes 30 seconds East, 640.31 feet; thence South 89 degrees 43 minutes 30 seconds East, 140.70 feet parallel with the East-West 1/4 line of Section 14; thence North 00 degrees 29 minutes 05 seconds East, 175.00 feet; thence North 89 degrees 43 minutes 30 seconds West, 79.55 feet parallel with the East-West 1/4 line of Section 14; thence North 00 degrees 56 minutes 24 seconds East, 499.52 feet parallel with the West line of The Park, a subdivision recorded in Liber 35 of Plats, Pages 29 and 30, Ingham County Records, to the North line of the Southeast 1/4 of the Northwest 1/4 of Section 14; thence South 89 degrees 32 minutes 06 seconds East, 136.00 feet along the North line of the Southeast 1/4 of the Northwest 1/4 of Section 14 to the West line of The Park; thence South 00 degrees 56 minutes 24 seconds West, 529.68 feet along the West line of The Park, as monumented, to the Southwest corner of The Park, also being the Northwest corner of NORTH PARK SUBDIVISION NO.2, a subdivision recorded in Liber 32 of Plats, Pages 45 and 46, Ingham County Records; thence South 00 degrees 13 minutes 06 seconds West, 784.70 feet along the West line of NORTH PARK SUBDIVISION NO.2, as monumented, to the East-West 1/4 line of Section 14; thence North 89 degrees 43 minutes 30 seconds West, 198.88 feet along the East-West 1/4 line of Section 14 to the point of beginning.

EXHIBIT "A-02"

LEISURE LIVING PROPERTIES - DEWITT, LLC

Beginning at the Northwest corner of the Northeast 1/4 of the Southeast 1/4 of Section 21, Town 5 North, Range 2 West, DeWitt Township, Clinton County, Michigan, running thence East 49.5 feet; thence South 198 feet; thence East 328 feet; thence South 460 feet; thence West, 377.5 feet to the West line of the Northeast 1/4 of the Southeast 1/4 of Section 21; thence North 658 feet to the Point of Beginning. EXCEPT the following: The North 90 feet of a parcel described as: Beginning at a point 41.5 feet East from the Northwest corner of the Northeast 1/4 of the Southeast 1/4 of Section 21, Town 5 North, Range 2 West, DeWitt Township, Clinton County, Michigan, at a point which is located on the center line of Solon Road; thence South 198 feet; thence East 8 feet; thence North 198 feet; thence West B feet to the point of beginning,

Together with the perpetual right of Ingress and egress over the following parcels of land:

No.1: Beginning at a point 658 feet South of the northwest corner of the Northeast 1/4 of the Southeast 1/4 of Section 21, Town 5 North, Range 2 West, and running thence South SO feet; thence East to U.S. Highway 27; thence North 50 feet; thence West to the place of beginning.

No.2: Beginning at a point 198 feet South and 377.5 feet East of the Northwest corner of the Northeast 1/4 of the Southeast 1/4 of said Section 21; thence north of the center of Solon Road; thence West 50 feet; thence South 198 feet; thence East 50 feet to the point of beginning.

EXHIBIT "A-03"

LIFEHOUSE CRYSTAL MANOR PROPERTY, LLC

That part of the Southwest 1/4, Section 5, Town 5 North, Range 11 West, Gaines Township, Kent County, Michigan, described as: Beginning at a point on the South line of said Southwest 1/4, which is South 89 degrees 02 minutes 13 seconds West 170.00 feet from the South 1/4 corner of said Section 5; thence South 89 degrees 02 minutes 13 seconds West 161.84 feet along said South line; thence North 00 degrees 32 minutes 51 seconds West 1670.00 feet along the West line of the East 1/8 of said Southwest 1/4; thence North 70 degrees 38 minutes 20 seconds East 348.56 feet; thence South 00 degrees 36 minutes 31 seconds East 1540.00 feet along the East line of said Southwest 1/4; thence South 89 degrees 02 minutes 13 seconds West 170.00 feet; thence South 00 degrees 36 minutes 31 seconds East 240.00 feet to the place of beginning.

EXHIBIT "A-04"

LIFEHOUSE WALDON WOODS PROPERTY, LLC

Situated in the County of Kent, City of Wyoming, State of Michigan, is described as follows:

PARCEL 1 - Kent County:

That part of the Southeast Quarter of Section 16. Town 6 North, Range 12 West, City of Wyoming, Kent County, Michigan, described as: Commencing at the Southeast corner of said Section; thence North 00 degrees 00 minutes East 1334.14 feet, along the East line of said Section; thence South 89 degrees 57 minutes West 962.07 feet, along the South line of the North Half of said Southeast Quarter to the place of beginning of this description; thence North 19 degrees 00 minutes West 267.52 feet; thence Northerly 85.03 feet, along a 50 foot radius curve to the left, the chord of which bears North 22 degrees 17 minutes East 75.15 feet; thence Northerly 39.13 feet, along a 50 foot radius curve to the right, the chord of which bears North 04 degrees 00 minutes 51 seconds West 38.14 feet; thence Easterly 370.27 feet, along a 160 foot radius curve to the right, the chord of which bears North 84 degrees 42 minutes 10 seconds East 293.01 feet; thence Southeasterly 57,86 feet, along a 195.0 foot radius curve to the left, the chord of which bears South 37 degrees 30 minutes East 57.65 feet; thence South 44 degrees 00 minutes West 102.28 feet; thence South 48 degrees 50 minutes East 30.15 feet; thence South 41 degrees10 minutes West 330.0 feet to the place of beginning.

PARCEL 2 - Kent County:

Part of the Southwest Quarter of Section 16, Town 6 North, Range 12 West, City of Wyoming, Kent County, Michigan. described as: Commencing at the Southeast corner of said Section; thence North 00 degrees 00 minutes East 1334.14 feet. along the East line of said Section; thence South 89 degrees 57 minutes West 593.93 feet. along the South line of the North Half of said Southeast Quarter to the place of beginning of this description; thence South 89 degrees 57 minutes West 368.14 feet, along said South line; thence North 41 degrees 10 minutes East 330.0 feet; thence North 48 degrees 50 minutes West 30.15 feet; thence North 44 degrees 00 minutes East 102.28 feet; thence Southeasterly 116.44 feet. along the Southerly line of Waldon Woods Drive (60 feet wide), on a 195.0 foot radius curve to the left, the chord of which bears South 63 degrees 06 minutes 22 seconds East 114.72 feet; thence South 00 degrees 03 minutes East 289.63 feet to the place of beginning.

PARCEL 3:

That part of Southeast Quarter of Section 16, Town 6 North, Range 12 West, City of Wyoming, Kent County, Michigan, described as: Commencing at the Southeast corner of said Section; thence North 00 degrees 00 minutes East 1334.14 feet, along the East line of said Section; thence South 89 degrees 57 minutes West 272.00 feet, along the South line of the North Half of said Southeast Quarter to the place of beginning of this description; thence South 89 degrees 57 minutes West 321.93 feet, along said South line; thence North 00 degrees 03 minutes 00 seconds West 289.63 feet; thence Easterly 86.06 feet, along Southerly line of Waldon Woods Drive (60 feet wide), on a 195.0 food radius curve to the left, the chord of which bears North 87 degrees 08 minutes 38 seconds East 85.27 feet; thence Easterly 120,38 feet, along said Southerly line on a 445.0 foot radius curve to the right, the chord of which bears North 82 degrees 15 minutes 00 seconds East 120.02 feet; thence South 90 degrees 00 minutes East 118.0 feet; thence South 00 degrees 00 minutes West 309.70 feet to the place of beginning.

OVERALL PARCEL - Kent County:

That part of the Southeast Quarter of Section 16. Town 6 North, Range 12 West, City of Wyoming, Kent County, Michigan, described as: Commencing at the Southeast corner of said Section; thence North 00 degrees 00 minutes East 1334.14 feet, along the East line of said Section; thence South 89 degrees 57 minutes West 272.0 feet, along the South line of the North Half of said Southeast Quarter to the place of beginning of this description; thence South 89 degrees 57 minutes West 690.07 feet, along said South line; thence North 19 degrees 00 minutes West 267.52 feet; thence Northerly 85.03 feet, along a 50 feet radius curve to the left, the chord of which bears North 22 degrees 17 minutes East 75.15 feet; thence Northerly 39.13 feet, along a 50 foot radius curve to the right, the chord of which bears North 04 degrees 00 minutes 51 seconds West 38.14 feet; thence Easterly 370.27 feet, along a 160 foot radius curve to the right, the chord of which bears North 84 degrees 42 minutes 10 seconds East 293.01 feet; thence Easterly 260.36 feet, along a 195 foot radius curve to the left. the chord of which bears South 67 degrees 15 minutes East 241.45 feet; thence Easterly 120.38 feet. along a 445 foot radius curve to the right, the chord of which bears North 82 degrees 15 minutes East 120.02 feet; thence North 90 degrees 00 minutes East 118.0 feet; thence South 00 degrees 00 minutes West 209.79 feet to the place of beginning.

EXHIBIT "A-05"

LIFEHOUSE - GOLDEN ACRES PROPERTIES, LLC

PARCEL 4:

The South 1/2 of the South 1/2 of the Northeast 1/4 of the Southwest 1/4 of Section 33, Town 3 North, Range 15 West.

PARCEL 4 (AS SURVEYED)

The South 1/2 of the South 1/2 of the Northeast 1/4 of the Southwest 1/4 of Section 33, Town 3 North, Range 15 West, Manlius Township, Allegan County, Michigan, being more particularly described as follows; Commencing the South 1/4 Cotner of Section 33 thence N00°11 '17"E, 1319.96 feet along the North-South 1/4 Line of Section 33, to the Point of Beginning of the following described Parcel; thence N89°48'38"W, 1326.41 feet along the North Line of "Apple View Estates No.2" as recorded in Liber 12 of Plats, Pages 8-10, Allegan County Records, also being the South line of the Northeast 1/4 of the Southwest 1/4, of Section 33; thence N00°05136"E, 331.86 feet along the West line of the Northeast 1/4 of the Southwest 1/4, of Section 33; thence S89°43'48"E, 1326.96 feet along the North Line of the South 1/2 of the South 1/2 of the Northeast 1/4 of the Southwest 1/4 of Section 33; thence S00°1 1117"W, 329.99 feet along the North-South 1/4 line of Section 33 to the Point of Beginning.

EXHIBIT "A-06"

LIFEHOUSE - GOLDEN ACRES PROPERTIES II, LLC

PARCEL 1

The north 1/2 of the northwest V4 of the southwest, Section 33 T3N, R15W, except any portion thereof owned by the C&O Railroad and all lands lying northwesterly of the C&O Railroad.

PARCEL 2

The south 1/2 of the north 1/2 of the northeast 1/4 of the southwest 1/4 of Section 33, T3N, R15W.

PARCEL 3

That part of Section 33, T3N, R15W, described as beginning on the north and south 1/4 at a point 330.33 feet north 01 degree 44 minutes 03 seconds east 'A post of the southwest 1/4 ; thence north 88 degrees 10 minutes 57 seconds west 1327.04 feet to the north and south 1/4 line of the southwest 1/4; thence north 01 degree 37 minutes 23 seconds east on said 1/8 line 332.03 feet; thence south 87 degrees 57 minutes 19 seconds east 1327.69 feet to the north and south 1/4 line; thence south 01 degree 44 minutes 03 seconds west on said 1/4 line 330.03 feet to the point of beginning.

EXHIBIT "A-07"

LIFEHOUSE GRAND BLANC PROPERTIES, LLC

Part of the Southwest 1/4 of Section 22, Town 6 North, Range 7 East, Township of Grand Blanc, Genesee County, Michigan, more particularly described as beginning at a point on the South line of said Section that is South 88 degrees 33 minutes 30 seconds West, 968.30 feet from the South 1/4 corner of said Section; thence continuing along said South line, South 88 degrees 33 minutes 30 seconds West, 414.11 feet; thence North 07 degrees 09 minutes 40 seconds East, 301.39 feet; thence North 88 degrees 33 minutes 30 seconds East, 369.03feet; thence South 01 degrees 26 minutes 30 seconds East, 298.00 feet to the point of beginning.

Together with the perpetual right of ingress and egress as set forth in that certain Easement Agreement for ingress and Egress and the terms conditions and provisions as recorded In Deed Liber 2551, Page 599.

EXHIBIT "A-08"

LIFEHOUSE CLARE PROPERTIES, LLC

Part of the West 1/2 of the Northwest 1/4 of Section 34, Town 17 North, Range 4 West, City of Clare, County of Clare, State of Michigan, described as beginning South 00 degrees 08'00" East along the West Section line 1054.30 feet and South 72 degrees 48'00" East, parallel to and 99 feet Northerly of the center line of the Ann Arbor Railroad, 689.63 feet from the Northwest corner of said Section 34; thence continuing South 72 degrees 48'00" East, parallel to and 99 feet Northerly of the center line of the Ann Arbor Railroad, 210.39 feet; thence North 00 degrees 54'26" West, parallel to the West 1/8 line, 362.2.2 feet; thence West 200.00 feet; thence South 00 degrees 54'26" East, parallel to the West 1/8 line, 300.00 feet back to the place of beginning.

EXHIBIT "A-09"

LIFEHOUSE MT. PLEASANT PROPERTIES, LLC

PARCEL 1: Union Township, Isabella County, Michigan

Part ofthe South 1/2 of the NE 114 of Section 13, Town 14 North, Range 4 West, described as: Beginning at a point on the East-West 1/4 line which is North 88 degrees 57 minutes 50 seconds West, 961 feet from the East 1/4 corner of said Section 13; thence North 88 degrees 57 minutes 50 seconds West, 389.0 feet; thence North 0 degrees 08 minutes East, 250.0 feet; thence South 88 degrees 57 minutes 50 seconds East, 386.69 feet; thence South 0 degrees 23 minutes 50 seconds East, 250.0 feet to the point of beginning.

EXHIBIT "A-I0"

LIFEHOUSE MT. PLEASANT PROPERTIES II, LLC

PARCEL 2: Union Township, Isabella County, Michigan

Part of the Northeast 1/4 of Section 13, Town 14 North, Range 4 West, described as: Beginning at a point on the East-West 1/4 line of said Section 13 which is North 88 degrees 57 minutes 50 seconds West, 695.00 feet from the East 1/4 corner of said Section 13; thence continuing along said 1/4 line, North 88 degrees 57 minutes 50 seconds West, 266.00 feet; thence North 00 degrees 24 minutes 25 seconds West, 250.00 feet; thence North 88 degrees 57 minutes 24 seconds West, 386.64 feet (previously North 88 degrees 57 minutes 50 seconds West, 386.69 feet); thence North 00 degrees 08 minutes 06 seconds East, 205.00 feet; thence South 88 degrees 56 minutes 38 seconds Bast, 330.91 feet; thence North 00 degrees 25 minutes 45 seconds West, 55.85 feet; thence South 88 degrees 56 minutes 38 seconds East, 319.90 feet; thence South 00 degrees 23 minutes 50 seconds East, 510.71 feet to the point of beginning.

EXHIBIT "A- 1 1"

LIFEHOUSE - OAKRIDGE MANOR DIXON PROPERTIES, LLC

Lots 20, 21 and 22 in Independence Courts Phase Two, a Subdivision located in part of the Southeast X of Section 30, Township 22 North, Range 9 East of the Fourth Principal Meridian, according to the Plat thereof recorded in the Recorder's Office of Lee County, Illinois in Book "J" of Plats on Page 14, all situated in the County of Lee and State of Illinois.

EXHIBIT "A-12"

LIFEHOUSE OAKRIDGE MANOR ROCKFORD PROPERTIES, LLC

PARCEL 1

LOT 21 AS DESIGNATED UPON PLAT NO. 4 OF PERRY CREEK CENTRE, BEING A SUBDIVISION OF LOT 17, PLAT OF PERRY CREEK CENTRE AND A PART OF THE WEST 1/2 OF THE SOUTHWEST 'A OF SECTION 11, TOWNSHIP 44 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, THE PLAT OF WHICH SUBDIVISION IS RECORDED IN BOOK 41 OF PLATS ON PAGE 69A IN THE RECORDER'S OFFICE OF WINNEBAGO COUNTY, ILLINOIS; SITUATED IN THE COUNTY OF WINNEBAGO AND STATE OF ILLINOIS.

EXHIBIT "A-13"

LIFEHOUSE - PRESTIGE COMMONS PROPERTIES, LLC

Part of the Southwest 1/4 of Section 14, Town 3 North, Range 14 East, Chesterfield Township, Macomb County, Michigan, and being more particularly described as follows: Commencing at a point 1237.98 feet North 89 degrees 48 minutes 40 seconds East from the Southwest corner of said Section 14 to the point of beginning; thence extending North 00 degrees 20 minutes 40 seconds East, 325.49 feet; thence North 80 degrees 59 minutes 20 seconds West, 85.92 feet; thence North 01 degrees 14 minutes 00 seconds East, 206,22 feet; thence North 89 degrees 48 minutes 40 seconds East, 208.00 feet; thence along the Salt River, South 47 degrees 35 minutes 59 seconds East, 407.03 feet and South 01 degrees 34 minutes 55 seconds East, 270,00 feet to the South Section line; thence South 89 degrees 48 minutes 40 seconds West, 437.56 feet along said line to the point of beginning.

EXHIBIT "A-14"

LEISURE LIVING PROPERTIES - BUCHANAN, LLC

PARCEL NO.1:

That part of the Northwest Quarter of Section 36, Town 7 South, Range 18 West, described as follows: Commencing at the West Quarter corner of said Section 36, thence North 89 degrees 44 minutes 49 seconds East along the East and West Quarter line of said Section 36, a distance of 1923.87 feet to the Southeast corner of the recorded plat of Parkridge No.1, according to the plat thereof, recorded in Liber 14 of Plats, page 24, thence North 00 degrees 15 minutes 50 seconds East along the Easterly line of said Plat, 191.30 feet to the true point of beginning of the land herein described, thence continuing North 00 degrees 15 minutes 50 seconds East along said Easterly plat line 315.60 feet, thence South 89 degrees 47 minutes 47 seconds East 214.00 feet, thence South 00 degrees 15 minutes 50 seconds West 313.88 feet, thence South 89 degrees 44 minutes 49 seconds West 214.01 feet to the point of beginning; TOGETHER WITH a 30 foot wide easement for ingress and egress parallel, adjacent to and South of the South line of the above described parcel of land;

ALSO TOGETHER WITH an easement for parking described as follows: Commencing at the Southeast corner of the above described parcel of land, thence North 00 degrees 15 minutes 50 seconds East 30 feet to the point beginning of this description, thence continuing North 00 degrees 15 minutes 50 seconds East 89.01 feet, thence North 89 degrees 44 minutes 49 seconds East 71.03 feet, thence South 00 degrees 15 minutes 50 seconds West 89.01 feet, thence South 89 degrees 44 minutes 49 seconds West 71.03 feet to the point of beginning.

PARCEL NO.2:

That part of the Northwest Quarter of section 36, Town 7 South, Range 18 West, described as follows: Commencing at the West Quarter corner of said Section 36, thence North 89 degrees 44 minutes 49 seconds East along the East and West Quarter line of said Section 36 a distance of 1923.87 feet to the Southeast corner of the recorded plat of Parkridge No.1, according to the plat thereof, recorded in Liber 14 of Plats, page 24, thence North 00 degrees 15 minutes 50 seconds East along the Easterly line of said Plat, 506.90 feet to the true point of beginning of the land herein described, thence continuing North 00 degrees 15 minutes 50 seconds East along said Easterly plat line 151.94 feet, thence South 89 degrees 47 minutes 47 seconds East

213.08 feet, thence South 00 degrees 05 minutes 05 seconds East 151.94 feet, thence North 89 degrees 47 minutes 47 seconds West 214.00 feet to the point of beginning.

EXHIBIT "A-15"

LIFEHOUSE BUCHANAN PROPERTY-TI, LLC

PARCEL NO.3:

That part of the Northwest Quarter of Section 36, Town 7 South, Range 18 West, described as follows: Commencing at the West Quarter corner of said Section 36, thence North 89 degrees 44 minutes 49 seconds East along the East and West Quarter line of said Section 36, a distance of 1923.87 feet to the Southeast corner of the recorded plat of Parkridge No.1, according to the plat thereof, recorded in Liber 14 of Plats, page 24, thence North 00 degrees 15 minutes 50 seconds East along the Easterly line of said Plat 191.30 feet, thence North 89 degrees 44 minutes 49 seconds East 214.01 feet to the true point of beginning of the land herein described, thence North 00 degrees 15 minutes 50 seconds East 313.88 feet, thence South 89 degrees 47 minutes 47 seconds East 197.69 feet, thence South 00 degrees 22 minutes 41 seconds West 312.31 feet, thence South 89 degrees 44 minutes 49 seconds West 197.01 feet to the point of beginning; TOGETHER WITH 30 foot wide easement for ingress and egress parallel, adjacent to and South of the South line of the above described parcel of land.

PARCEL NO.4:

That part of the Northwest Quarter of section 36, Town 7 South, Range 18 West, described as follows: Commencing at the West Quarter corner of said Section 36, thence North 89 degrees 44 minutes 49 seconds East along the East and West Quarter line of said Section 36, a distance of 1923.87 feet to the Southeast corner of the recorded plat of Parkridge No.1, according to the plat thereof, recorded in Liber 14 of Plats, page 24, thence North 00 degrees 15 minutes 50 seconds East along the Easterly line of said Plat, 161.30 feet, thence North 89 degrees 44 minutes 49 seconds East 411.02 feet, thence North 00 degrees 22 minutes 41 seconds East 342.31 feet to the true point of beginning of the land herein described, thence North 89 degrees 47 minutes 47 seconds West 197.69 feet, thence North 00 degrees 05 minutes 05 seconds West 151.94 feet, thence North 75 degrees 20 minutes 11 seconds East 205.97 feet, thence South 00 degrees 22 minutes 41 seconds West 204.79 feet to the point of beginning.

EXHIBIT "A-16"

LEISURE LIVING PROPERTIES - GRAND RAPIDS, LLC

PARCEL 1: That part of the South 1/2 of the Northeast Y4 of Section 11, Town 6 North, Range 11 West, City of Grand Rapids, Kent County, Michigan, described as: Commencing on the East Section line North 00 degrees 00 minutes East, 1113.23 feet from the East 1/4 corner of said Section 11, said place of commencing being South 00 degrees 00 minutes West, 207.70 feet from the Northeast corner of said South 1/2 of the Northeast 1/4; thence North 87 degrees 34 minutes West, 303.84 feet along the South line of the North 207.70 feet of said South 1/2 of the Northeast 1/4; thence South 03 degrees 56 minutes West, 20.00 feet; thence South 17 degrees 14 minutes 58 seconds West, 23.02 feet to the point of beginning; thence South 17 degrees 14 minutes 58 seconds West, 144.22 feet; thence South 00 degrees 00 minutes West, 238.17 feet; thence North 87 degrees 34 minutes West, 261.15 feet along the South line of the North 627.70 feet of said South 1/2 of the Northeast 1/4; thence North 02 degrees 26 minutes East, 242.36 feet; thence South 89 degrees 37 minutes 52 seconds West, 257.57 feet; thence Southwesterly 51.49 feet on a 59.0 foot radius curve to the left, the chord of which bears South 64 degrees 37 minutes 52 seconds West, 49.89 feet; thence South 39 degrees 37 minutes 52 seconds West, 141.00 feet; thence Southwesterly 52.31 feet on an 88.00 foot radius curve to the right, the chord of which bears South 56 degrees 39 minutes 37 seconds West, 51.54 feet; thence Southwesterly 92.02 feet on a 50.0 foot radius curve to the right, the chord of which bears South 30 degrees 54 minutes 19 seconds West, 79.57 feet; thence North 06 degrees 22 minutes 08 seconds West, 60.00 feet; thence Southwesterly 84.36 feet on a 560.00 foot radius curve to the left, the chord of which bears South 79 degrees 18 minutes 56 seconds West, 84.28 feet; thence North 02 degrees 26 minutes East, 360.00 feet; thence North 87 degrees 34 minutes West, 785.94 feet; thence North 26 degrees 04 minutes West, 93.65 feet along the Easterly line of Rowland Drive (a 60.0 foot wide public street); thence Northwesterly 74.61 feet along the Easterly line of Rowland Drive on a 150.00 foot radius curve to the right, the chord of which bears North 11 degrees 49 minutes 00 seconds West, 73.85 feet; thence North 02 degrees 26 minutes East, 79.00 feet along the East line of Rowland Drive; thence South 87 degrees 34 minutes East, 1706.25 feet along the North line of said South 1/2 of the Northeast 1/4; thence South 03 degrees 56 minutes West, 227.58 feet; thence South 17 degrees 14 minutes 58 seconds West, 23.02 feet to the point of beginning.

PARCEL 2: Subject to and together with the non-exclusive easements contains in the Easement and Maintenance Agreement dated March 9, 1995 and recorded March 23, 1995 in Liber 3622, Page 1039.

PARCEL 3: Also subject to and together with a non-exclusive easement for ingress and egress described and contained in the Easement dated January 23, 1997 and recorded January 27, 1997 in Liber 4001, Page 742.

PARCEL 4: Together with a non-exclusive easement for ingress and egress and access to utilities as described and contained in the Easement Agreement dated May 26, 1981 and recorded May 27, 1981 in Liber 2354, Page 854.

EXHIBIT "A-17"

LEISURE LIVING PROPERTIES - HOLLAND, LLC

The North 11.29 acres of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of Section 6, Town 4 North, Range 15 West, City of Holland, Allegan County, Michigan.

ALSO DESCRIBED AS: The North 716.0 feet of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of Section 6, Town 4 North, Range 15 West, Fillmore Township, now City of Holland, Allegan County, Michigan. Subject to a right of way for highway purposes over the North 33 feet thereof.

ALSO DESCRIBED AS: That part of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of Section 6, Town 4 North, Range 15 West, Fillmore Township, City of Holland, Allegan County, Michigan, described as: Beginning at the Northeast corner of the Northwest 1/4 of the Southeast 1/4 of said Section 6; thence South 00 degrees 52 minutes 49 seconds East, 716.00 feet along the East line of said Northwest 1/4 of the Southeast 1/4; thence North 89 degrees 46 minutes 35 seconds West, 660.83 feet along the South line of the North 716.00 feet of said East 1/2 of the Northwest 1/4 of the Southeast 1/4; thence North 00 degrees 51 minutes 51 seconds West, 716.00 feet along the West line of said East 1/2 of the Northwest 1/4 of the Southeast 1/4; thence South 89 degrees 45 minutes 35 seconds East, 660.63 feet along the North line of said Southeast 1/4 to the point of beginning. Subject to a right of way for highway purposes over the North 33 feet thereof.

EXHIBIT B

AGGREGATE PURCHASE PRICE ALLOCATION

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Buchanan Meadows	$___________

Crystal Springs	$___________

Golden Orchards	$___________

Lakeside Vista	$___________

Liberty Court	$___________

Prestige Centre	$___________

Prestige Commons	$___________

Prestige Pines	$___________

Prestige Place	$___________

Prestige Pointe	$___________

Prestige Way	$___________

The Atrium	$___________

Waldon Woods	$___________

Whispering Woods	$___________

TOTAL	$90,200,000

Exhibit B

EXHIBIT B-1

PURCHASE PRICE ALLOCATION

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Buchanan Meadows

Real Estate associated with the Facility:	$__________

Furniture Fixtures & Equipment:	$__________

Intangible Personal Property:	$__________

Goodwill:	$__________

Crystal Springs

Real Estate associated with the Facility:	$__________

Furniture Fixtures & Equipment:	$__________

Intangible Personal Property:	$__________

Goodwill:	$__________

Golden Orchards

Real Estate associated with the Facility:	$__________

Furniture Fixtures & Equipment:	$__________

Intangible Personal Property:	$__________

Goodwill:	$__________

Lakeside Vista

Real Estate associated with the Facility:	$__________

Furniture Fixtures & Equipment:	$__________

Intangible Personal Property:	$__________

Goodwill:	$__________

Exhibit B-1 – Page 1

Liberty Court

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Prestige Centre

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Prestige Commons

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Prestige Pines

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Prestige Place

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Exhibit B-1 – Page 2

Prestige Pointe

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Prestige Way

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

The Atrium

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Waldon Woods

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

Whispering Woods

Real Estate associated with the Facility:	$________

Furniture Fixtures & Equipment:	$________

Intangible Personal Property:	$________

Goodwill:	$________

TOTAL	$90,200,000

Exhibit B-1 – Page 3

EXHIBIT B-2

DEPOSIT ALLOCATION

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Buchanan Meadows	$________

Crystal Springs	$________

Golden Orchards	$________

Lakeside Vista	$________

Liberty Court	$________

Prestige Centre	$________

Prestige Commons	$________

Prestige Pines	$________

Prestige Place	$________

Prestige Pointe	$________

Prestige Way	$________

The Atrium	$________

Waldon Woods	$________

Whispering Woods	$________

TOTAL	$3,000,000

Exhibit B-2 – Page 1

EXHIBIT C-1

FORM OF DEED FOR MICHIGAN PROPERTY

COVENANT DEED

KNOW ALL MEN BY THESE PRESENTS: This COVENANT DEED is made as of the ____ day of ______________, 20__, by ______________________, a _____________________ (“Grantor”), having an address at c/o ________________________________, in favor of _______________________________, a __________________________ (“Grantee”), having an address at c/o __________________________________________.

WITNESSETH:

That for the full consideration of the sum of ________________________ Dollars ($________________), Grantor does hereby grant, bargain, sell and convey, unto said Grantee, that certain property located in _________________Michigan, as is more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Grantor’s right, title and interest in and to all appurtenances thereof (collectively, the “Property”), subject to the easements, conditions, encumbrances, restrictions and other matters set forth on Exhibit B.

TO HAVE AND TO HOLD the Property, as aforesaid, unto Grantee, its successors and assigns, forever; and Grantor covenants with Grantee that Grantor has not heretofore done, committed or wittingly or willingly suffered to be done or committed any act, matter, or thing whatsoever, whereby the Property, or any part thereof, is, or shall or may be charged or encumbered in title, estate or otherwise, except for the easements, conditions, encumbrances, restrictions and other matters set forth on Exhibit B.

[include the following provisions for unplatted property:

This property may be located within the vicinity of farmland or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors and other associated conditions may be used and are protected by the Michigan right to farm act.

Grantor grants to Grantee the right to make all divisions under Section 108 of the Land Division Act, Act No. 288 of the Public Acts of 1967.]

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit C-1 – Page 1

IN WITNESS WHEREOF, Grantor has hereunto set his hand this ______ day of ________________, 2014

GRANTOR

__________, LLC, a ______________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware
limited liability company, its sole member

By:
Name:
Title: Authorized Signatory

Exhibit C-1 – Page 2

STATE OF	)
) SS.
COUNTY OF __________________	)

Before me, on ________________ 2014, personally appeared ___________________________, as an Authorized Signatory of ____________, LLC, a ________________ limited liability company, the sole member of____________, LLC, a _____________ limited liability company, who acknowledged that he executed the same on behalf of and as the act and deed of said company.

_______________________________________________
Print Name:
Notary Public, __________ County, __________________
Acting in the County of ____________________________
My commission expires: ____________________________

This Instrument prepared by:

When recorded, return to:

Exhibit C-1 – Page 3

EXHIBIT A

All that certain piece or parcel of land with the improvements situated thereon, as shown on a survey entitled, “___________,” more particularly bounded and described as follows:

Address:
Tax Parcel No.:

Exhibit C-1 – Page 4

EXHIBIT B

Easements, Conditions, Encumbrances,

Restrictions and Other Matters

Exhibit C-1 – Page 5

EXHIBIT C-2

Prepared by:

______________________

______________________

______________________

After Recording Mail To:

_____________________

_____________________

_____________________

Mail Tax Bills To:

______________________

This space reserved for Recorder’s use only
______________________ ______________________

SPECIAL WARRANTY DEED

This Indenture, made this ___ day of _______________, _____, between ________________________________, a(n) ____________________ created and existing under and by virtue of the laws of the State of ______________and duly authorized to transact business in the State of ______________, party of the first part, and ____________________, a(n) _____________________________, having an address of _______________________________________, party of the second part, WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration in hand paid, by the party of the second part, the receipt of which is hereby acknowledged, and pursuant to authority of the ______________________, by these presents does REMISE, RELEASE, ALIENATE AND CONVEY unto the party of the second part, FOREVER, the real estate described on Exhibit A attached hereto, situated in the County of ___________ and State of _____________.

Together with all and singular hereditaments and appurtenances belonging there, or in anyway appertaining, and the reversion or reversions, remainder or remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of the party of the first part, either at law or in equity of, in and to the above-described premises, with the hereditaments and appurtenances:

TO HAVE AND TO HOLD the said premises as described above, with the appurtenances, unto the party of the second part, forever.

And the party of the first part, for itself and its successors, does covenant, promise and agree to and with the party of the second part and its successors that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that it WILL WARRANT AND DEFEND, said premises against all persons lawfully claiming, or to claim the same, by, through or under it, subject only to those matters described on Exhibit B attached hereto.

Exhibit C-2 – Page 1

IN WITNESS WHEREOF, said party of the first part has caused these presents to be executed, the day and year first above written.

[INSERT SIGNATURE BLOCK]

STATE OF ________	)
) SS.
COUNTY OF _______	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, CERTIFY THAT___________________________ as ________________________ of ____________________________, a(n) _________________________________, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he/she signed, sealed and delivered the instrument pursuant to the authority given to him/her by said limited liability company as his/her free and voluntary act and voluntary act of said limited liability company, for the uses and purposes therein set forth.

Given under my hand and notarial seal, this ____ day of ______________, _____.

Notary Public

My commission expires on

_______________________

Exhibit C-2 – Page 2

EXHIBIT A

Legal Description

Address: _____________________________________

PIN: _________________________________________

Exhibit C-2 – Page 3

EXHIBIT B

Permitted Exceptions

Exhibit C-2 – Page 4

EXHIBIT D

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________________, LLC, a Delaware limited liability company (“Seller”), the undersigned hereby certifies the following:

1.	Seller is a “United States Person” and is not a “foreign person” in accordance with and for the purpose of the provisions of Sections 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1986 (the “Code”), as amended, and any regulations promulgated thereunder.

2.	Seller’s U. S. Employer Identification Number is [________________ ].

3.	Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Code.

4.	Seller’s office address is [_________________ ].

The undersigned and Seller understand that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Remainder of Page Left Blank/

Signatures on next page]

Exhibit D – Page 1 of 2

Under penalties of perjury, the undersigned declares that it have examined this certification and to the best of its knowledge and belief it is true, correct and complete, and the undersigned further declare that it have authority to sign this document.

Dated: ______________, 2014.

___________, LLC, a ___________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:	Name:
[Print Name of Witness]	Title:	Authorized Signatory

Sworn to and subscribed before me this _____ day of ________, 2014, in the state and county aforesaid.

Notary Public

[Notarial Seal]

My Commission Expires:

Exhibit D – Page 2 of 2

EXHIBIT E

FORM OF ASSIGNMENT OF CONTRACTS

KNOW ALL MEN that ______________________________ (“Assignor”), in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration, received from _________________________________ (“Assignee”), does hereby assign, transfer and deliver onto Assignee, all of its right, title and interest in and to those certain service contracts , leases of furniture, fixtures and equipment and other agreements relating to the ownership, operation or maintenance of the premises known as “____________,” (together with all related written warranties and guaranties, the “Contracts”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Contracts and subject aforesaid.

AND Assignee does hereby acknowledge receipt of the Contracts so delivered, and does hereby (a) accept the within assignment and (b) assume the performance of all the terms, covenants and conditions of the Contracts on the Assignor’s part to be performed thereunder accruing from and after the date hereof.

Without limiting the express terms of the Agreement of Sale by and between Assignor and Assignee dated ________, 2014 this assignment is made without warranty or representation by Assignor and without recourse to Assignor in any manner whatsoever, express or implied.

Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, accruing prior to the date hereof with respect to the Contracts.

Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, accruing on or after the date hereof with respect to the Contracts.

This assignment and assumption agreement shall inure to the benefit of Assignee and Assignor and their respective successors and assigns, and shall be governed by the laws of the State of [Michigan]/[Illinois]. This assignment and assumption agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit E – Page 1 of 3

IN WITNESS WHEREOF, Assignor and Assignee have executed this agreement this _____ day of _______________.

ASSIGNOR

________, LLC, a ___________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

________, LLC, a __________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

Exhibit E – Page 2 of 3

ASSIGNEE:

[INSERT PARTY]

By:
Name:
Title:

Exhibit E – Page 3 of 3

EXHIBIT F

FORM OF OWNER’S AFFIDAVIT

[Subject to such modifications as may be required by title company]

The undersigned, a [STATE and FORM OF ENTITY], hereby certifies to [______________], as agent for [______________] (the “Insurer”) the following:

1.          The undersigned is the owner (“Owner”) of certain property (the “Property”) situated in [________________], described in title commitment No. ________ (the “Title Commitment”) issued by Insurer.

2.          The only tenants of the undersigned are tenants under the leases (the “Leases”) set forth on the rent roll annexed hereto as Exhibit A.

3.          During the period of 120 days immediately preceding the date of this certification no improvements or alterations have been made to the Property by or on behalf of Owner that have not been paid for (or if unpaid will be paid in the ordinary course of business) and that no claims against Owner of laborers or materialmen remain unpaid (or if unpaid will be paid in the ordinary course of business) for work performed by or on behalf of Owner and that no material incorporated into the Property by Owner is subject to a security interest (other than in connection with any mortgage described in the Title Commitment, which mortgages shall be satisfied on the date of recording of the deed to the Insured).

4.          No proceedings in bankruptcy or receivership have been instituted by or against Owner which are now pending, nor has the Owner made any assignment for the benefit of creditors which is in effect as to the Property.

5.          Owner agrees not to cause any lien or encumbrance to be filed against the Property between the date hereof and the earlier of (a) the date the documents creating the interest being insured pursuant to the Title Commitment have been filed of record and (b) three (3) days following the date hereof.

6.          This certification is made for the purpose of inducing Insurer to issue its title policy insuring the Property.

Dated this _____ day of _______, 2014.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit F – Page 1 of 2

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date set forth above.

________, LLC, a _____________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

________, LLC, a ________________ limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

Sworn to and Subscribed before me
on _____/_____/2014

____________________________________
Notary Public

Exhibit F – Page 2 of 2

EXHIBIT G

CERTAIN PURCHASER DESIGNEES

(See Attached)

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Exhibit G – Page 1 of 1

EXHIBIT H

FORM OF ASSIGNMENT OF RESIDENCY AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF RESIDENCY AGREEMENTS (this “Assignment Agreement”) is made and entered into as of this _____ day of __________, 2014 (the “Transfer Date”), by and between ___________________________ (the “Assignor”), and _____________________________, LLC, a Delaware limited liability company (the “Assignee”). Each party hereto is referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

WHEREAS, the Assignor and Assignee have entered into that Agreement of Sale dated as ________, 2014 (the “Agreement of Sale”), providing for, among other things, the transfer by the Assignor to the Assignee of the memory care facility identified on Exhibit A hereto (the “Facility”), all upon the terms and conditions contained in the Settlement Agreement; and

WHEREAS, pursuant to the terms of the Agreement of Sale, the Assignor shall assign to Assignee all of its right, title and interest in and to all “Residency Agreements” (as defined in the Agreement of Sale).

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties hereto, intending to be bound, hereby agree as follows:

1.          Assignment. Assignor hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Residency Agreements to Assignee.

2.          Assumption. Assignee hereby accepts all of the Assignor’s right, title and interest in, to, and under the Residency Agreements and assumes all of the Assignor’s obligations accruing thereunder from and after the Transfer Date.

3.          Miscellaneous. Capitalized terms used but not defined in this Assignment Agreement have the meaning given to them in the Agreement of Sale. Nothing contained herein is intended to amend, modify or affect the rights and obligations of the Parties under the Agreement of Sale. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same instrument. This Assignment Agreement shall be governed by the laws of the State of [Michigan][Illinois].

Exhibit H – Page 1

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Assignment Agreement on the date first above written.

ASSIGNOR:

________, LLC, a Delaware limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

ASSIGNEE:

By:
Name:
Title:

Exhibit H – Page 2

EXHIBIT I

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

KNOW ALL MEN that __________________________ (“Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, receipt whereof is hereby acknowledged from __________________, a _______________ (“Assignee”), does hereby assign, transfer and deliver unto Assignee, all of its right, title and interest in and to any and all Personal Property and Intangibles (each as defined in that certain Agreement of Sale by and between Assignor and Assignee dated as of ______, 2014 (the “Agreement of Sale”), presently held by Assignor affecting the premises commonly known as _________, located at __________________ (the “Premises”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof.

Assignor warrants that, except as otherwise expressly provided in the Agreement of Sale, it is the lawful owner of the Personal Property and Intangibles, that Assignor has the good and lawful right to sell and convey the Personal Property and Intangibles, that the Personal Property and Intangibles are free from encumbrances or rightful claims of others (with the exception of any leased Personal Property as to which obligations Assignee agrees to assume from and after the date hereof), and that it will defend Assignee’s title to the Personal Property and Intangibles against all persons whomsoever, subject as aforesaid. EXCEPT AS AFORESAID, BUT WITHOUT LIMITING THE EXPRESS TERMS OF THE AGREEMENT OF SALE, ALL OF THE PERSONAL PROPERTY AND INTANGIBLES ARE USED AND ARE CONVEYED AND ACCEPTED “AS IS” WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF WHATSOEVER KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER EXPRESS OR IMPLIED, OR WHETHER WRITTEN OR ORAL CONCERNING ANY AND ALL DEFECTS OF A PHYSICAL NATURE, WHETHER IN MATERIAL OR WORKMANSHIP, WHETHER OR NOT ANY SUCH DEFECTS WOULD BE VISIBLE AND APPARENT UPON OWNER’S FULL INSPECTION AND EXAMINATION THEREOF.

This assignment agreement shall inure to the benefit of Assignee and its successors and assigns and shall be governed by the laws of the State of [Michigan][Illinois]. This assignment agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit I – Page 1

IN WITNESS WHEREOF, Assignor has executed this agreement this _____ day of ___________, 2014.

ASSIGNOR [PROPCO]:

________, LLC, a Delaware limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

ASSIGNOR [OPCO]:

________, LLC, a Delaware limited liability company

By:	LifeHOUSE Holdings, LLC, a Delaware limited
liability company, its sole member

By:
Name:
Title: Authorized Signatory

ASSIGNEE:

By:
Name:
Title:

Exhibit I – Page 2

EXHIBIT J

FORM OF BRIDGING DOCUMENTS

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Exhibit J – Page 1 of 1

EXHIBIT K

POST-CLOSING ESCROW AGREEMENT

THIS POST-CLOSING ESCROW AGREEMENT (this “Agreement”) is entered into as of ___________, 2014 by and among LIFEHOUSE HOLDINGS, LLC, a Delaware limited liability company (“Seller Representative”), and _____________________, a _____________________ (“Purchaser”), and Stewart Title Guaranty Company (the “Escrow Agent”). Seller Representative and Purchaser may each be referred to as a “Party” and collectively as “Parties” to this Agreement.

Recitals:

A.           Pursuant to the Agreement of Sale dated as of _______, 2014 (“Purchase Agreement”), by and between Seller Representative, the “Sellers” party thereto and Purchaser, Sellers are conveying to Purchaser the certain land and improvements as described on Exhibit A of the Purchase Agreement and by this reference incorporated herein (the “Properties”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

B.           The Purchase Agreement requires Sellers to deposit the Escrow Funds (as defined below) with Escrow Agent in order to ensure that Purchaser will have a means to recover from Sellers amounts due with respect to successful Claims under any of Sellers’ representations and warranties, covenants and indemnities contained in the Purchase Agreement or in any closing document (collectively, the “Seller Obligations”).

C.           Pursuant to Section 15 of the Purchase Agreement, to secure and facilitate payment of the Seller Obligations, the Escrow Funds are being deposited in escrow to be held by Escrow Agent as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the Parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Establishment of Escrow; Investment. Seller Representative, on behalf of Sellers, has deposited with the Escrow Agent, and the Escrow Agent acknowledges receipt of a portion of the Aggregate Purchase Price equal to _______________ Dollars ($___,000,000). Such funds shall be held in an interest-bearing escrow account (the “Escrow Account”) in the name of [Seller Representative], upon receipt of completed W-9 forms, subject to the terms and conditions set forth in this Agreement. All amounts held by Escrow Agent from time to time in the Escrow Account are hereinafter referred to as the “Escrow Funds.” Unless directed in writing by Seller Representative and Purchaser, and subject to the following sentence, the Escrow Agent shall invest the Escrow Funds held in the Escrow Account in one or more of the investments (each individually, an “Investment,” and collectively, the “Investments”) that satisfies the definition of “Permitted Investments” set forth on Exhibit B attached hereto and incorporated herein by this reference. Unless otherwise directed in writing by Seller Representative and Purchaser, in no event shall the Escrow Agent invest all or any portion of the

Exhibit K – Page 1 of 11

Escrow Funds in any Investment if the maturity date of such Investment is a date which is later than the date that is 425 days after the Closing Date under the Purchase Agreement.

2.           Amounts Earned on Escrow Funds; Tax Matters. All amounts earned on the Escrow Funds (interest, dividends or otherwise), shall become a part of the Escrow Account and shall be held hereunder upon the same terms as the original Escrow Funds. The Parties agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended, Seller will include all amounts earned on the Escrow Funds in its gross income for federal, state and local income tax purposes and pay any income tax resulting therefrom.

3.           Disbursement of Escrow Funds. The Escrow Funds shall be held by the Escrow Agent in the Escrow Account and not disbursed until one of the following events has occurred, in which event the Escrow Agent is authorized and directed to disburse the Escrow Funds, or a portion thereof, in the manner indicated:

(a)          As soon as practicable after receipt of a written direction signed jointly by Seller Representative and Purchaser, the Escrow Agent is authorized and directed to disburse such portion of the Escrow Funds as directed in such joint direction.

(b)          As soon as practicable after receipt of a written direction or order issued by a court of competent jurisdiction, the Escrow Agent is authorized and directed to disburse the Escrow Funds as provided in such direction or order.

(c)          In accordance with Section 4 of this Agreement.

4.           Time Release/ Set Aside Amounts.

(a)          Subject to Section 3(a) and 3(b) of this Agreement, on the date that is 425 days after the Closing Date under the Purchase Agreement (the “Holdback Survival Date”), Escrow Agent shall pay to Seller, in immediately available federal funds, within five (5) business days after a request from Seller an amount equal to the positive difference, if any, between (i) __________________ Dollars ($__,000,000)[total amount of Holdback Escrow]; minus (ii) the sum of (x) the aggregate value, as of such date, of all amounts previously disbursed to Purchaser under Section 3 of this Agreement (the “Previously Disbursed Amounts”) and (y) the aggregate value, as of such date, of all Set Aside Amounts (as defined in paragraph (d) below). For Example: if, on the Holdback Survival Date, the aggregate value of the Previously Disbursed Amounts, as of such date, is $25,000 and the aggregate value of the Set Aside Amounts, as of such date, is $100,000, then Escrow Agent shall pay Seller an amount equal to $_____ (i.e. $_______ - $___________). Escrow Agent shall have no responsibility to determine the amount of any Set Aside Amounts. If no Pending Claim is outstanding as of the Holdback Survival Date, then Escrow Agent shall pay to Seller Representative, in immediately available federal funds, an amount equal to the entire Escrow Funds less any Previously Disbursed Amounts within five (5) business days after request from Seller Representative.

(b)          At any time or times prior to the Holdback Survival Date, Purchaser may submit a notice of a Claim with respect to a Property (a “Claim Notice”) against the Escrow Funds for indemnification or payment pursuant to and in accordance with the provisions of the

Exhibit K – Page 2 of 11

Purchase Agreement (any Claim that Purchaser may have against Sellers for a breach of Sellers’ representations and warranties, covenants and indemnities contained in the Purchase Agreement or in any closing document with respect to which a Claim Notice has been delivered to Seller Representative prior to the Holdback Survival Date shall hereinafter be referred to as a “Pending Claim”). Purchaser shall provide a copy of any Claim Notice to Seller Representative and the Escrow Agent prior to the Holdback Survival Date, including a reasonably-detailed description of the nature of the Claim (based on information then available) and Purchaser’s good-faith and reasonable estimate of the amount sufficient to pay the Claim in full (together with reasonable expenses and reserves relating thereto, to the extent such amounts constitute Seller Obligations) (“Purchaser’s Pending Claim Estimate”). The description on the Claim Notice shall include Purchaser’s method for calculating Purchaser’s Pending Claim Estimate. If Seller Representative objects to the amount of Purchaser’s Pending Claim Estimate, Seller Representative may deliver notice of the objection to Purchaser and Escrow Agent within ten (10) business days. Such notice shall include an alternate amount to be withheld for the Pending Claim (“Seller’s Alternate Estimate”), but shall not be deemed to be an admission of the validity of the Pending Claim or any obligations on the part of Seller Representative. If Purchaser objects to the amount of Seller Representative’s Alternate Estimate, Purchaser may deliver notice of the objection to Seller Representative and Escrow Agent within five (5) business days. If Purchaser fails to object to the amount of Seller Representative’s Alternate Estimate within the required time period set forth above, Purchaser shall be deemed to have approved Seller Representative’s Alternate Estimate. If Purchaser rejects Seller Representative’s Alternate Estimate and Seller Representative and Purchaser cannot agree upon an amount to withhold for the Pending Claim, either party may submit the dispute to arbitration pursuant to Section 10 of this Agreement. Whichever of Seller Representative’s Alternative Estimate, Purchaser’s Pending Claim Estimate, the amount finally determined by arbitration or such other amount agreed upon by Purchaser and Seller Representative is approved in accordance with this subsection (b) shall hereinafter be referred to as the “Claim Estimate”.

(d)          If any Pending Claim is outstanding as of the Holdback Survival Date, an amount equal to the lesser of (i) the then-balance of the Escrow Funds or (ii) the Claim Estimate (the “Set Aside Amount”) shall continue to be held by Escrow Agent in accordance with the terms hereof; provided, however, if a Pending Claim is outstanding as of the Holdback Survival Date for which a Claim Estimate has not been determined, the then-balance of the Escrow Funds shall continue to be held by Escrow Agent and shall constitute the “Set Aside Amount.” In the event Purchaser notifies the Escrow Agent and Seller Representative in writing that it has made out-of-pocket expenditures in connection with any Claim, an amount equal to such out-of-pocket expenditures, to the extent such amounts constitute Seller Obligations, shall be added to and become a part of the Set Aside Amount. If Escrow Agent receives from Purchaser a written request for distribution from the Escrow Funds pursuant to this Section 4 (a “Request for Payment”), and if Purchaser has not already provided a copy of such written request for distribution to Seller with evidence of such delivery to Escrow Agent, Escrow Agent shall promptly forward such Request for Payment to Seller Representative. Unless Escrow Agent receives a written objection from Seller within ten (10) business days after delivery of such notice to Seller Representative, Escrow Agent shall within five (5) business days after such ten business day period release the amount specified in the Request for Payment to Purchaser. In the event Escrow Agent receives a written objection from Seller Representative within such ten (10) business day period, Escrow Agent shall hold such Escrow Funds until (i) receipt by Escrow

Exhibit K – Page 3 of 11

Agent of joint written directions from Purchaser and Seller directing Escrow Agent to disburse such Escrow Funds to Purchaser or Seller Representative, as applicable, or (ii) receipt by Escrow Agent of a written direction or order issued by a court of competent jurisdiction directing Escrow Agent to disburse such Escrow Funds to Seller Representative or Purchaser, as applicable. The parties shall have a period expiring sixty (60) days after the Second Survival Date to resolve any Pending Claim, if the Pending Claim is not resolved during such time period; the parties agree to promptly submit the dispute to binding arbitration pursuant to Section 10 of this Agreement.

5.           Termination. This Agreement shall continue in effect until all Escrow Funds have been disbursed in accordance with Section 3 of this Agreement.

6.           The Escrow Agent.

(a)          There shall be no fees due to Escrow Agent in connection with its performance of this Agreement. However, if there are any unexpected charges or expenses due to Escrow Agent in connection with its performance of this Agreement, such charges or expenses shall be paid one-half (1/2) by Sellers and one-half (1/2) by Purchaser. The Escrow Agent shall not be liable for any act or omission to act under this Escrow Agreement, except for its own gross negligence or willful misconduct. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent’s duties shall be determined only with reference to this Escrow Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement.

(b)          The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Parties hereto, at least thirty (30) days prior to the date specified for such resignation to take effect. If the Parties hereto do not designate a successor escrow agent within said thirty (30) days, the Escrow Agent may appoint a nationally recognized bank or trust company as successor escrow agent. Upon the effective date of such resignation, and provided that the successor escrow agent agrees in writing to be bound by the terms hereof, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by both Seller Representative and Purchaser.

(c)          In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting Claims or demands by the Parties hereto, the Escrow Agent shall have the right to interplead said Parties in any court of competent jurisdiction and request that such court determine such respective rights of the Parties with respect to this Escrow Agreement, and upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any Claims or demands.

7.           Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to the laws regarding conflicts of laws.

8.           Notice. Any notice pursuant to this Agreement shall be given in writing and given (a) by hand, (b) by overnight courier service guaranteeing next business day delivery postage

Exhibit K – Page 4 of 11

prepaid or U.S. mail postage prepaid, registered or certified with return receipt requested or (c) by telecopy or facsimile transmission. All notices shall be delivered as follows:

To Seller Representative:	c/o ___________ LLC
40 Danbury Road
Wilton, CT 06897-4406
Attention: Jordan S. Socaransky and Marc Porosoff, Esq.
Facsimile: 203-429-8599

with a copy to:	Rowan Farber
[_______________]
[_______________]
Facsimile:

with a copy to:	DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Rick Marks, Esquire
Facsimile: 202-799-5202

with a copy to:	Morris, Manning & Martin, LLP
1401 I Street, NW
Suite 600
Washington, DC 20005
Attn: Elizabeth A. Karmin

To Purchaser:	American Realty Capital Healthcare Trust Operating Partnership, L.P.
Attn: Edward M Weil., Jr.
405 Park Avenue, 15th Floor
New York, New York 10022

with a copy (which will not constitute notice) to:

Jesse Galloway
American Realty Capital Healthcare Trust Operating Partnership, L.P.
405 Park Avenue, 15th Floor
New York, New York 10022

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida 32801

Exhibit K – Page 5 of 11

Attention: Michael A. Okaty
Facsimile: 407-648-1743

To Escrow Agent:

with a copy delivered to Purchaser or to Seller Representative, as applicable.

Either party may designate by notice given to the other party a new address to which notices hereunder shall thereafter be sent. All notices hereunder shall be deemed to have been delivered (i) upon actual receipt or refusal by the party to whom intended, or (ii) with respect to any telecopy or facsimile transmission, when sent subject to receipt of written confirmation.

9.           Miscellaneous.

(a)          Partial Invalidity. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(b)          Waiver of Jury Trial. Each party to this Agreement waives trial by jury in any action, proceeding or counterclaim brought by any party to this Agreement against any other party to this Agreement on any matter arising out of or in any way connected with this Agreement.

(c)          Interpretation. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

(d)          Counterparts and Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. The Parties stipulate that facsimile signatures to this Agreement or any amendment hereto shall be treated as originals for all purposes.

10.         Arbitration.

(a)          Any dispute with respect to the matters described in Section 4(b) of this Agreement for which arbitration is expressly provided shall be determined by binding arbitration proceeding (the “Arbitration Proceeding”) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Expedited Procedures, in effect at the time of the demand for arbitration, provided, however, that to the extent any provision of this Section modifies, adds to, or is inconsistent with any provisions of those rules

Exhibit K – Page 6 of 11

and procedures, the provisions of this Section shall control. Arbitration will be conducted before a single arbitrator in New York, New York (the “Venue”). The choice of law provisions set forth in Section 7 shall apply in any such Arbitration Proceeding. Any dispute, disagreement, or controversy arising out of or relating to this Agreement for which arbitration is not expressly provided as the means of resolution may be resolved by litigation or by other lawful means.

(b)          The party desiring arbitration shall provide written notice in accordance with the requirements of Section 8 to the other party (the “Arbitration Notice”) indicating (i) the matter in controversy and (ii) the name, contact information and professional resume of the proposed arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 10(c) (“Initial Arbitrator”) to arbitrate such matter in controversy. If the party receiving the Arbitration Notice rejects the Initial Arbitrator set forth in the Arbitration Notice it shall object by written notice in accordance with the requirements of Section 8 (“Objection Notice”) delivered to the other party within seven (7) business days of the receipt of the Arbitration Notice. The Objection Notice shall contain the name, contact information and professional resume of a different arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 10(c) (“Secondary Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. If the party receiving the Objection Notice rejects the Secondary Arbitrator, it shall object in writing (“Secondary Objection Notice”) to the other party within seven (7) business days after the receipt of the Objection Notice. If neither the Initial Arbitrator nor the Secondary Arbitrator is accepted by the parties, the party which delivered the Arbitration Notice shall instruct the Initial Arbitrator and the Secondary Arbitrator to agree, within five (5) business days after receipt of the Secondary Objection Notice, upon an arbitrator (“Appointed Arbitrator”) meeting the requirements for a qualified and independent arbitrator set forth in Section 10(c). If they agree upon an Appointed Arbitrator who is prepared to act as the Appointed Arbitrator, the Initial Arbitrator and Secondary Arbitrator shall deliver written notice of the name, contact information and professional resume of the Appointed Arbitrator to each party simultaneously. The appointment of the Appointed Arbitrator shall be a final decision, which shall not be subject to objection by either party, unless either party to this Agreement within five (5) business days after such selection of an Appointed Arbitrator, gives written notice in accordance with the requirements of Section 8 of this Agreement to the other party, in writing, that such Appointed Arbitrator fails to meet the requirements for a qualified and independent arbitrator set forth in Section 10(c) and provides specific information in such written notice as to the reasons why such failure exists.

(c)          In the event the Initial Arbitrator and the Secondary Arbitrator cannot agree on an Appointed Arbitrator or if such appointed Arbitrator is unwilling to act as the Appointed Arbitrator or if either party objects to the Appointed Arbitrator within five (5) business days after the selection of such Appointed Arbitrator, as permitted in this Section 10, then either party may petition the AAA (or any successor body of similar function) to appoint an arbitrator within five (5) business days of such petition using the following criteria: such arbitrator shall be (i) with respect to physical property matters, a licensed professional engineer or registered architect having at least ten (10) years’ experience in the design or construction of similar senior housing facilities, (ii) with respect to financial matters, a partner in a “Big Four Accounting Firm” with at least ten (10) years’ experience with the type of matter in dispute, (iii) with respect to property management issues, an individual who shall have had at least ten (10) years’ experience managing similar senior housing facilities in the market place for the matter in

Exhibit K – Page 7 of 11

dispute and (iv) be neutral and shall have had no prior notice, information or discussions concerning such controversy and shall not be employed by or associated with either party or any Affiliate of either of them, or any of their respective agents or Affiliates at such time or for the previous ten (10) years. If the dispute involves more than one type of matter, then the Appointed Arbitrator may be (v) an individual with expertise in any one of the types of matters in dispute, or (vi) a retired judge.

(d)         The Arbitration Proceedings shall commence fifteen (15) business days after the engagement or appointment of the appropriate arbitrator pursuant to this Section 10. The arbitrator shall make a determination within ten (10) business days after conclusion of the Arbitration Proceeding.

(e)          Seller Representative and Purchaser shall each be liable for fifty percent (50%) of the costs and expenses of an Arbitration Proceeding including administrative fees and costs, expert fees and the arbitrator’s fees and cost. Seller Representative and Purchaser shall be responsible for the fees and costs of its respective legal counsel.

(f)          Any arbitrator’s final decision and award shall be in writing, shall be binding on the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to both parties. A judgment or order based upon such award may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrator shall be undertaken as soon as possible, but in no event later than five (5) business days after the rendering of such decision.

[The Remainder of this Page is Intentionally Left Blank]

Exhibit K – Page 8 of 11

IN WITNESS WHEREOF, the Parties have executed this Post-Closing Escrow Agreement as of the date first above written.

SELLER REPRESENTATIVE:

LIFEHOUSE HOLDINGS, LLC, a Delaware limited
liability company

By:
Name:
Title: Authorized Signatory

PURCHASER:

American Realty Capital Healthcare Trust Operating Partnership, L.P,
a Delaware limited partnership

By:
Name:
Title: Authorized Signatory

ESCROW AGENT:

[TITLE INSURANCE COMPANY]

By:
Name:
Title:

Exhibit K – Page 9 of 11

EXHIBIT “A”

PROPERTY

Exhibit K – Page 10 of 11

Exhibit B

Definition of “Permitted Investments”

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Servicer that a lower rating would not, in and of itself, have resulted in the withdrawal, downgrading or qualification of the ratings initially assigned to the Certificates:

(i)          direct obligations of, or guaranteed as to full and timely payment of principal and interest by, the United States or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the United States of America;

(ii)         demand and time deposits, or demand notes of; in or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that the commercial paper or long-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long-term unsecured debt obligations of such holding company) have, in the case of commercial paper, a rating of “AAA”; or

(iii)        an interest-bearing Money Market Account at Citibank, N.A.

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. The term “Rating Agency” as used herein means each of Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc.

Exhibit K – Page 11 of 11

EXHIBIT L

FORM OF TEMPORARY LICENSE AGREEMENT

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Exhibit L – Page 1

EXHIBIT M

[RESERVED]

Exhibit M – Page 1

EXHIBIT N

FORM OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Exhibit N – Page 1

EXHIBIT O

FORM OF GUARANTY OF NEW OPERATOR’S OBLIGATIONS

Exhibit to be completed and attached during Due Diligence Period pursuant to Section 33.

Exhibit N – Page 2

SCHEDULE 3(a)

DOMAIN NAMES INCLUDED

IN INTANGIBLES

Schedule to be provided by Seller pursuant to Section 33.

Schedule 3(a)

SCHEDULE 3(b)(iv)

EXCLUDED PERSONAL PROPERTY

Schedule to be provided by Seller pursuant to Section 33

Schedule 3(b)(iv)

SCHEDULE 3(b)(vi)

EXCLUDED COMPUTER SOFTWARE

Schedule to be provided by Seller pursuant to Section 33

Schedule 3(b)(vi)

SCHEDULE 7(a)

GENERAL DISCLOSURES

Schedule to be provided by Seller pursuant to Section 33.

Schedule 7(a)

SCHEDULE 7(a)(vi)

LIENS ON PERSONAL PROPERTY

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(vi)

SCHEDULE 7(a)(x)

LITIGATION

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(x)

SCHEDULE 7(a)(xi)

MATERIAL CONTRACTS

(See Attached)

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(xi)

SCHEDULE 7(a)(xii)

RENT ROLL

(See Attached)

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(xii)

SCHEDULE 7(a)(xix)

ENVIRONMENTAL REPORTS

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(xix)

SCHEDULE 7(a)(xxvii)

LIST OF SELLER’S PROPERTY AND LIABILITY INSURANCE
AND CLAIMS THEREUNDER

Schedule to be provided by Seller pursuant to Section 33

Schedule 7(a)(xxvii)